UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Harley-Davidson, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

Harley-Davidson, Inc.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 342-4680

March 26, 2007

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Harley-Davidson, Inc., I cordially invite you to attend the 2007 Annual Meeting of Shareholders to be held at 10:30 a.m., Central Time, on Saturday, April 28, 2007, at the Milwaukee Marriott-West, W231 N1600 Corporate Court, Waukesha, Wisconsin.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business that the shareholders will transact at the 2007 Annual Meeting of Shareholders. During the Annual Meeting there will also be brief reports on our operations. Once the shareholders conclude the business of the Annual Meeting, we will give shareholders an opportunity to ask questions.

We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that you vote your shares.

We are pleased to once again offer multiple options for voting your shares. As described in the section called, “Questions and Answers About the Meeting—How Do I Vote?” of the Notice of Annual Meeting of Shareholders and Proxy Statement, you may vote your shares by telephone, the Internet, mail or written ballot at the Annual Meeting.

Thank you for your continued support of Harley-Davidson, Inc.

Sincerely yours,

James L. Ziemer

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 28, 2007

The 2007 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held at the Milwaukee Marriott-West, W231 N1600 Corporate Court, Waukesha, Wisconsin on Saturday, April 28, 2007 at 10:30 a.m., Central Time, for the following purposes:

1. To elect three directors to the Board of Directors, each to serve a three-year term that expires at the 2010 annual meeting of shareholders;

2. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2007 of: (i) our annual consolidated financial statements; (ii) management’s assessment of the effectiveness of our internal control over financial reporting; and (iii) the effectiveness of our internal control over financial reporting; and

3. To take action upon any other business as may properly come before the 2007 Annual Meeting and any adjournments or postponements of that meeting.

The Board of Directors recommends a vote FOR items 1 and 2. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2007 Annual Meeting.

The Board of Directors fixed the close of business on March 5, 2007 as the record date for determining shareholders entitled to notice of and to vote at the 2007 Annual Meeting and any adjournments or postponements of that meeting.

By Order of the Board of Directors,

Harley-Davidson, Inc.

Gail A. Lione

Secretary

Milwaukee, Wisconsin

March 26, 2007

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares by using a toll-free telephone number or the Internet. Or, you can mark your votes on the proxy card we have enclosed, sign and date it, and mail it in the postage-paid envelope we have provided. Instructions for using these convenient services are set forth on the proxy card. Street name holders may also vote by telephone or the Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions along with this Proxy Statement. Street name holders who wish to vote at the meeting cannot vote in person at the 2007 Annual Meeting unless they first obtain a proxy issued in their name from their broker, bank or other nominee.

PROXY STATEMENT

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

March 26, 2007

PROXY STATEMENT

The Board of Directors of Harley-Davidson, Inc. requests the proxy accompanying this Proxy Statement for use at the 2007 Annual Meeting of Shareholders to be held on April 28, 2007 and at any adjournment or postponement of that meeting (the “Annual Meeting”). We first sent this Proxy Statement and the accompanying proxy to shareholders on or about March 26, 2007.

As used in this Proxy Statement, “we,” the “company” or “Harley-Davidson” refers to Harley-Davidson, Inc. “Motor Company” refers to our subsidiaries, Harley-Davidson Motor Company Operations, Inc., Harley-Davidson Motor Company Group, Inc. and Harley-Davidson Motor Company, Inc. They do business as “Harley-Davidson Motor Company.” In addition, “HDFS” refers to Harley-Davidson Financial Services, Inc. and its subsidiaries. Also, “Buell” refers to Buell Motorcycle Company, LLC and Buell Distribution Company, LLC.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What Is the Purpose of the Annual Meeting?

A:	At the Annual Meeting, shareholders will elect directors and ratify our independent registered public accounting firm. The Notice of Annual Meeting of Shareholders and Proxy Statement describe these matters in more detail. In addition, members of management will report on our 2006 performance and, once the shareholders conclude the business of the Annual Meeting, respond to shareholders’ questions as time permits.

Q:	Who Is Entitled to Vote?

A:	Only holders of the 257,464,925 shares of our common stock outstanding as of the close of business on March 5, 2007 can vote at the Annual Meeting. Each of these shareholders has one vote for each share of our stock that he or she held on March 5, 2007.

Q:	Who Can Attend the Annual Meeting?

A:	All shareholders, or individuals that shareholders have duly appointed as their proxies, may attend the Annual Meeting. Appointing a proxy in response to this request will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 5, 2007 to enter the Annual Meeting.

Q:	What Constitutes a Quorum?

A:	A majority of the 257,464,925 shares of our stock outstanding on March 5, 2007 must be present, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will count toward satisfying the quorum requirement. If you return a proxy card marked “ABSTAIN” or without voting instructions, your shares of common stock will also count toward satisfying the quorum requirement. Also, in those instances where banks, brokers or other nominees who hold shares on behalf of others have returned a proxy but cannot vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker nonvotes”), those shares will count toward satisfying the quorum requirement. Broker nonvotes will not count as votes for or against any proposal.

Q:	What Is the Effect of Not Voting?

A:	The consequences of not voting will depend on how you own your shares. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan and you do not vote, we cannot consider those shares present at the meeting and they will not count toward satisfying the quorum requirement.

If you own shares in street name and do not vote, your broker, bank or other nominee may vote your shares at the meeting. If you do not give voting instructions for your shares, your broker, bank or other nominee may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. Your broker, bank or other nominee may vote your shares in its discretion on routine matters such as Proposal 1, the election of directors, and Proposal 2, the ratification of our independent registered public accounting firm.

Q:	How Do I Vote?

A:	If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on March 5, 2007, you can appoint a proxy by telephone by calling toll-free (within the United States or Canada) ((800) 652-VOTE (8683)), by using the Internet at http://www.investorvote.com or by mailing your signed proxy card in the envelope we have included with this Proxy Statement. If you own shares in street name, you may vote by telephone or the Internet if your bank, broker or other nominee makes those methods available, in which case your bank, broker or other nominee will include instructions with your Proxy Statement. The telephone and Internet voting procedures will authenticate your identity, allow you to give your voting instructions and confirm that we have properly recorded your instructions. If you vote by using the Internet, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	Can I Change My Vote After I Submit My Proxy?

A:

Yes. You can change your vote at any time before the Annual Meeting by submitting a new proxy or by providing written notice to our Secretary and voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy. Unless you properly revoke your proxy, the persons you have appointed will vote your shares at the Annual Meeting. If you specify a choice by means of the proxy, the persons you have appointed will vote your shares as you specify. If you do not specify a choice, the persons you have appointed will vote your shares in accordance with the recommendations of the Board of Directors.

Q:	Is My Vote Confidential?

A:	We will handle all proxy instructions, ballots and voting tabulations that identify individual shareholders carefully to protect your voting privacy. No one will disclose your vote either within Harley-Davidson or to third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation.

Q:	What Am I Voting On?

A:	You are voting on two proposals:

Proposal 1: Election of Class I Directors

Election of three directors for a term of three years, with the following as the Board of Directors’ nominees:

a.	Barry K. Allen;

b.	Richard I. Beattie; and

c.	Judson C. Green.

Proposal 2: Ratification of Selection of an Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2007 of: (i) our annual consolidated financial statements; (ii) management’s assessment of the effectiveness of our internal control over financial reporting; and (iii) the effectiveness of our internal control over financial reporting.

Q:	What Are the Board of Directors’ Recommendations?

A:	The Board of Directors recommends a vote:

•	for election of the three directors that the Board of Directors has nominated (see Proposal 1); and
•	for ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (see Proposal 2).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote to approve the recommendations of the Board of Directors.

Q:	What Vote Is Required to Approve Each Proposal?

A:	The three director nominees receiving the greatest number of votes will be elected. If a quorum is present at the 2007 Annual Meeting, the ratification of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2007 requires an affirmative vote of a majority of the shares voting on the proposal.

Q:	Are There Any Other Items That Are To Be Acted Upon During the Annual Meeting?

A:	No. We are not aware of any other matters that you will vote on at the Annual Meeting. In addition, the deadlines have passed under Rule 14a-8 of the Securities Exchange Act of 1934 and our Restated Articles of Incorporation for shareholders to submit their own proposals for presentation at the Annual Meeting. If other matters come before the Annual Meeting with the assent of the Board of Directors, the Board or proxy holders will use their discretion on these matters.

Q:	Who Will Count the Vote?

A:	Computershare Investors Services LLC will count the vote. Its representative will serve as the inspector of the election.

Q:	Who Pays to Prepare, Mail and Solicit the Proxies?

A:	We pay the cost of soliciting the proxies relating to the Annual Meeting, except for some costs that may arise through your use of the telephone and Internet. We may request proxies in person, by telephone, Internet, telegraph and facsimile machine, as well as through the mail. We also expect to ask banks, brokerage houses and other custodians, nominees or fiduciaries to forward proxy materials to their principals and to obtain proxies. We will reimburse these institutions for their out-of-pocket expenses. We hired D. F. King & Co., Inc. to help solicit proxies and we expect to pay them approximately $7,000 plus out-of-pocket expenses.

Q:	How Can I Obtain Electronic Access to Shareholder Materials Instead of Receiving Mailed Copies?

A:	We are pleased to offer you the option to view shareholder communications (for example, annual reports and proxy statements) over the Internet, instead of receiving those documents in print. By agreeing to view communications over the Internet, you will help us reduce our printing and mailing costs, which can be substantial. Participation is completely voluntary, but now is a good time to consent. If you give your consent, then we will notify you by U.S. mail when shareholder materials are available over the Internet and provide you with a listing of the website locations where you can access these materials. Once you give your consent, it will remain in effect until you inform us otherwise. Even if you give your consent, you can request paper copies of these documents at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

To give your consent, check the box labeled “I Consent” in Section B-Nonvoting Items of your proxy card. If you hold your shares through a bank, broker or other nominee, please refer to the information that entity provides to you for instructions on how to elect this option. If you have previously consented to receive shareholder communications electronically, then you do not need to provide additional consent at this time.

We encourage you to consider agreeing to view your shareholder communications electronically.

QUESTIONS AND ANSWERS ABOUT THE COMPANY

Q:	How is Management Structured?

A:	We operate in two business segments: the Motorcycles and Related Products segment and the Financial Services segment. The Motorcycles and Related Products segment includes the Motor Company and Buell. The Financial Services segment includes HDFS.

Four functional circles manage the Motor Company. The circle structure encourages a highly collaborative culture. The four circles consist of:

•	the Design Product Circle, which brings products to market and serves to improve quality and manage the costs of our products
•	the Produce Product Circle, which manufactures and delivers our products
•	the Sales and Marketing Circle, which assists our independent dealers in the retail sales area, manages customer relationships and improves global distribution
•	the Provide Support Circle, which provides the necessary support services to the other three functional circles to accomplish our strategic objectives

Please see the diagram below.

All of the leaders of the Motor Company’s functional areas, the presidents of the Motor Company, HDFS and Buell, the chief technical officer of Buell and certain officers of Harley-Davidson (the Chief Financial Officer, the Treasurer, the Vice President and General Counsel and our Chief Executive Officer) make up the Functional Leadership Group (“FLG”). Each individual (except for the President of HDFS and our CEO) participates in the circle that is most appropriate for his or her functional area. For example:

•	the Vice President, Engineering sits on the Design Product Circle
•	the Vice President, Materials Management sits on the Produce Product Circle
•	the Vice President, North American Sales sits on the Sales and Marketing Circle
•	the Vice President and Chief Financial Officer sits on the Provide Support Circle

Certain members of the four functional circles are also members of our Leadership and Strategy Council (“LSC”). The LSC functions similarly to an executive committee and consists of chosen members of the circles, as well as the presidents of the Motor Company, Buell and HDFS and certain officers of Harley-Davidson (the Vice President and Chief Financial Officer, the Vice President and Treasurer, the Vice President, General Counsel and Secretary and the President and Chief Executive Officer).

The members of the LSC are responsible for making decisions on business issues that impact our entire company, developing high-level policies and advising our Chief Executive Officer. For Securities and Exchange Commission (“SEC”) purposes, we consider the LSC members executive officers. Among other things, the SEC requires executive officers to disclose publicly their holdings of and transactions in our stock.

Q:	Who are our executive officers for SEC purposes?

A:	As of March 5, 2007, our executive officers for SEC purposes were as follows:

Name and Title	Age
Thomas E. Bergmann, Vice President and Chief Financial Officer of Harley-Davidson	40
We have employed Mr. Bergmann since March 2006.

James M. Brostowitz, Vice President, Treasurer and Chief Accounting Officer of Harley-Davidson; and from April 30, 2005 to March 6, 2006 Mr. Brostowitz also held the position of Acting Chief Financial Officer of Harley-Davidson	55
We or the Motor Company have employed Mr. Brostowitz for approximately 19 years.

Rodney J. Copes, Vice President, General Manager Pilgrim Road Operations of the Motor Company	40
The Motor Company has employed Mr. Copes for approximately 13 years.

William B. Dannehl, Vice President, North American Sales of the Motor Company	48
The Motor Company has employed Mr. Dannehl for approximately 12 years.

Jon R. Flickinger, Vice President of the Motor Company and President and Chief Operating Officer of Buell	48
The Motor Company has employed Mr. Flickinger for approximately 12 years.

Ronald M. Hutchinson, Vice President, New Business of the Motor Company	60
The Motor Company has employed Mr. Hutchinson for approximately 27 years.

Matthew S. Levatich, Vice President, Materials Management of the Motor Company	42
The Motor Company has employed Mr. Levatich for approximately 12 years.

Gail A. Lione, Vice President, General Counsel and Secretary of Harley-Davidson and Chief Compliance Officer of Harley-Davidson	57
We have employed Ms. Lione for approximately ten years.

James A. McCaslin, President and Chief Operating Officer of the Motor Company	58
The Motor Company has employed Mr. McCaslin for approximately 15 years.

Saiyid T. Naqvi, President, HDFS	58
HDFS has employed Mr. Naqvi since February 1, 2007.

Harold A. Scott, Vice President, Human Resources of the Motor Company	59
The Motor Company has employed Mr. Scott for approximately 6 years.

W. Kenneth Sutton, Jr., Vice President, Engineering of the Motor Company	58
The Motor Company has employed Mr. Sutton for approximately 14 years.

James L. Ziemer, President and Chief Executive Officer of Harley-Davidson	57
Mr. Ziemer’s career at the company or the Motor Company has spanned approximately 38 years.

Q:	Does Harley-Davidson have a Chief Compliance Officer?

A:	Yes. In 2004, the Board of Directors appointed Gail A. Lione, our Vice President, General Counsel and Secretary, as our Chief Compliance Officer. Appointing Ms. Lione as Chief Compliance Officer was part of the Board’s commitment to compliance at the highest levels and its desire to promote compliance, education and reporting within our company. This action formalized our continuing efforts to direct and promote an effective compliance program. Among other things, under this compliance program, the FLG and other senior management have given quarterly reports to the our Legal Department regarding compliance matters, and there has been training of and by business owners. The compliance program also includes training on corporate governance issues including insider trading restrictions and disclosure of material information to employees and senior management. In addition, Ms. Lione makes regular reports to the Audit Committee on legal and compliance matters.

Q:	Does Harley-Davidson have a Disclosure Committee?

A:	Yes. In October 2002, we established a Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. The Disclosure Committee Guidelines provide that the Disclosure Committee: (1) has access to all company books, records, facilities and personnel, as well as our independent registered public accounting firm and outside counsel; (2) designs, establishes and maintains disclosure controls and procedures for the SEC reporting process and modifies them from time to time, as appropriate; (3) creates and reviews all financial press releases; (4) reviews SEC filings on Form 8-K, Form 10-K, Form 10-Q and our annual proxy statement; (5) suggests appropriate disclosures or provides opinions on disclosure issues; (6) evaluates changes in SEC, New York Stock Exchange and Financial Accounting Standards Board disclosure rules and makes recommendations regarding their impact on the company; (7) receives and reviews regular updates from management, internal auditors and independent accountants; (8) discusses material items with employees in the internal audit function, independent registered public accounting firm and management to ensure appropriate disclosure; (9) arranges for necessary training to ensure effective implementation of the disclosure controls and procedures; (10) periodically reviews and reassesses the performance of the Disclosure Committee; (11) maintains written records necessary to evidence procedures followed in connection with the preparation and approval of any disclosure documents; (12) annually reviews and reassesses the adequacy of the Disclosure Committee Guidelines; and (13) undertakes any other responsibilities to assist any senior officer in fulfilling his or her responsibility to oversee compliance with the disclosure controls and procedures.

Q:	Does Harley-Davidson have an Internal Audit Department?

A:	Yes. We have an internal audit function. The head of the internal audit function reports directly to both the Audit Committee and our Chief Financial Officer. The Audit Committee Charter specifically provides that the head of the internal audit function is ultimately accountable to the Board of Directors and the Audit Committee, and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and replace the head of the internal audit function. For more information on the internal audit function, please see the “Audit Committee Report.”

Q:	Where Can I Find Corporate Governance Materials for Harley-Davidson?

A:	The Corporate Governance page of our website at http://www.harley-davidson.com contains our Corporate Governance Policy, our Conflict Process for Directors and Executive Officers, our Code of Business Conduct, our Financial Code of Ethics, the charters for the Audit Committee, Nominating and Corporate Governance Committee and Human Resources Committee, our by-laws and a list of the Board of Directors. We are not including the information available through our website as a part of this Proxy Statement.

The Board of Directors first adopted a Code of Business Conduct in 1992. Our Code of Business Conduct applies to all of our employees and directors. Our Code of Business Conduct promotes honest and ethical conduct and provides guidance in handling various business situations. It is available worldwide to our employees in seven languages on our intranet and on the Corporate Governance page of our website. Employees may anonymously report possible violations of the Code of Business Conduct by calling toll-free telephone numbers or in writing to our General Counsel at the following address in care of our Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. For more information on our Code of Business Conduct, please see the “Nominating and Corporate Governance Committee Report.” All managers of employees and employees in the finance and accounting areas, or in areas that provide support to the finance and accounting areas, sign the Financial Code of Ethics. Employees may report possible violations of the Financial Code Ethics directly to the Chairperson of the Audit Committee, in care of our Secretary at the above address.

As a shareholder, you can request paper copies of the documents found on the Corporate Governance page of our website at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	How May I Contact the Members of the Board of Directors?

A:	The Corporate Governance page of our website lists the current members of the Board of Directors. Shareholders and other parties interested in communicating with Barry K. Allen, the Presiding Director (the director who presides at executive sessions of the Board), or with any director may do so by writing to that director in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director specified in the communication.

Q:	How May I Recommend a Candidate to serve on the Board of Directors?

A:	Shareholders may recommend candidates for the Nominating and Corporate Governance Committee to consider at any time by writing to the Chairperson of the committee in care of our Secretary at the above address. To enable the committee to consider a shareholder recommendation in connection with the 2008 annual meeting of shareholders, we must receive the recommendation on or before November 26, 2007.

PROPOSALS TO BE VOTED ON

PROPOSAL 1

ELECTION OF DIRECTORS

Our Articles of Incorporation provide for a Board of Directors that has between six and fifteen members. The Board determines the size from time to time by the vote of a majority of the directors then in office. We have divided the Board into three classes. Each year, the shareholders elect one class of directors for a term of three years. In February 2007, the Board amended the By-Laws to eliminate the term limit and require that a director automatically ceases to be a director upon the annual meeting following the director’s 72nd birthday.

The Board currently consists of ten members: three with terms that expire at the Annual Meeting (Class I Directors), three with terms that expire at the 2008 annual meeting of shareholders (Class II Directors) and four with terms that expire at the 2009 annual meeting of shareholders (Class III Directors).

The three director nominees set forth below are currently Class I Directors. If shareholders elect them at the Annual Meeting, they will serve until the 2010 annual meeting of shareholders. The remaining seven directors will continue to serve as members of the Board for terms as set forth below. The nominees have advised us that they will serve if elected. The three nominees receiving the most votes will be elected to the Board, assuming a quorum is present at the Annual Meeting. Any shares not voted, whether due to abstentions or broker nonvotes, if any, will not have an impact on the election of directors. Once a share is present at the Annual Meeting, it will count as present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for the adjournment or postponement). Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” the following nominees. If any nominee becomes unable to serve, the persons you have appointed may vote your shares for another person that the Board designates.

Below, we provide the following information for each director and nominee:

•	name
•	age as of March 5, 2007
•	principal occupations for at least the past five years
•	the names of any other public companies where the nominee or director currently serves as a director

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING NOMINEES.

Nominees for Class I Directors—Terms Expiring at 2010 Annual Meeting of Shareholders

BARRY K. ALLEN, 58, has been a director since 1992.

Mr. Allen has served as Executive Vice President, Operations since March 2004 of Qwest Communications International Inc., a broadband Internet-based communications company, and prior to that time, from August 2002, he served as Chief Human Resources Officer of Qwest. Mr. Allen also serves as President of Allen Enterprises, LLC, a private equity investment and management company he established in August 2000. Mr. Allen served as President of Ameritech Corporation, a telecommunications company, from October 1999 until August 2000. Mr. Allen was Executive Vice President of SBC Communications (f/k/a Ameritech Corporation) from August 1995 to October 1999. He is also a director of Fiduciary Management, Inc. which is the investment advisor for certain funds including FMI Common Stock Fund, Inc., FMI Large Cap Fund and FMI Focus Fund and FMI Provident Trust Strategy Fund, for which Mr. Allen serves as a director.

RICHARD I. BEATTIE, 67, has been a director since 1996.

Mr. Beattie is currently Chairman of Simpson Thacher & Bartlett LLP, a law firm, a position he has held since May 2004. Mr. Beattie has been a partner of Simpson Thacher & Bartlett LLP since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie is an expert in corporate governance issues, serving as counsel to numerous boards and non-management directors. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus. Mr. Beattie is also a director of Heidrick & Struggles International, Inc.

JUDSON C. GREEN, 54, has been a director since November 2004.

Mr. Green has been the President and Chief Executive Officer of NAVTEQ Corporation, a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications, since May 2000. Prior to joining NAVTEQ Corporation, Mr. Green was the Chairman of Walt Disney Attractions from December 1998 until April 2000, and President of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from August 1991 through December 1998. Mr. Green is also a director of NAVTEQ Corporation and DreamWorks Animation SKG, Inc.

Class II Directors—Terms Expiring at 2008 Annual Meeting of Shareholders

GEORGE H. CONRADES, 68, has been a director since 2002.

Mr. Conrades is Executive Chairman of Akamai Technologies, Inc., a provider of secure, outsourced e-business infrastructure services and software, a position he has held since April 2005. Mr. Conrades served as Chairman and Chief Executive Officer of Akamai from April 1999 to April 2005. Since August 1998, Mr. Conrades also has served as a venture partner with Polaris Venture Partners, an early stage investment company. Mr. Conrades previously served as Executive Vice President of GTE Corporation, a telecommunications company, and President of GTE Internetworking, Inc., an Internet communications company, from May 1997 to August 1998, following that firm’s acquisition of BBN Corporation, a technological research and development company. Prior to that time and for 31 years, Mr. Conrades was employed by International Business Machines Corporation, an information technology company. He is also a director of Cardinal Health, Inc.

SARA L. LEVINSON, 56, has been a director since 1996.

Ms. Levinson is ChairMom of ClubMom, Inc., a consumer relationship and social networking company, a position she has held since May 2000. Ms. Levinson previously served as President of the Women’s Group of Rodale, Inc., the world’s leading publisher of information on healthy, active lifestyles, a position she held from September 2002 to May 2005. She previously served as Chief Executive Officer of ClubMom, Inc. from May 2000 to September 2002. Ms. Levinson was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from September 1994 to April 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network, from 1993 to September 1994. She is also a director of Federated Department Stores, Inc.

GEORGE L. MILES, JR., 65, has been a director since 2002.

Mr. Miles is President and Chief Executive Officer of WQED Multimedia, the public broadcaster for southwestern Pennsylvania, a position he has held since April 1994. Mr. Miles is also a certified public accountant who at the beginning of his career worked for over eight years with Touche Ross & Company, an accounting firm, and six years as an auditor for the federal government. He is also a director of American International Group, Inc., Equitable Resources, Inc., WESCO International, Inc. and HFF, Inc. since January 2007. Mr. Miles also served as director of Westwood One, Inc. and resigned from this position effective March 31, 2006.

Class III Directors—Terms Expiring at the 2009 Annual Meeting of Shareholders

JEFFREY L. BLEUSTEIN, 67, has been a director since 1996.

Mr. Bleustein was elected Chairman of the Board of Harley-Davidson in December 1998. On April 30, 2005, Mr. Bleustein retired as our Chief Executive Officer and President. He served as our Chief Executive Officer and President from July 1997 to April 2005. From July 1997 to May 1999 Mr. Bleustein served as President and Chief Executive Officer of the Motor Company. Mr. Bleustein served as President and Chief Operating Officer of the Motor Company from January 1993 to May 2000. He was our Executive Vice President from September 1991 to June 1997. Mr. Bleustein was an employee of the Motor Company for 34 years. He is also a director of Brunswick Corporation and Kohler Co.

DONALD A. JAMES, 63, has been a director since 1991.

Mr. James is a co-founder, equity owner and, since 2002, has served as Chairman and Chief Executive Officer of Fred Deeley Imports Ltd., doing business as Deeley Harley-Davidson Canada (“Deeley Imports”), the largest independent motorcycle distributorship in Canada and the exclusive distributor of our motorcycles in Canada. He served as Vice Chairman and Chief Executive Officer of Deeley Imports from 1973 to 2002.

JAMES A. NORLING, 65, has been a director since 1993.

Mr. Norling has served as Chairman of the board of directors of Chartered Semiconductor Manufacturing Ltd., a semiconductor manufacturer, since August 2002. Mr. Norling also served as interim President and Chief Executive Officer of that company from April 2002 to July 2002. In August 2000, Mr. Norling retired as Executive Vice President of Motorola, Inc., a manufacturer of electronics, and as President, Personal Communications Sector of Motorola, Inc., positions that he held since June 1999. He served as Executive Vice President, Deputy to Chief Executive Officer and President, Europe, Middle East and Africa for Motorola, Inc. from December 1998 to June 1999, and as President and General Manager, Messaging, Information and Media Sector for Motorola, Inc. from January 1997 to December 1998.

JAMES L. ZIEMER, 57, has been a director since December 2004.

Mr. Ziemer is our Chief Executive Officer and President, a position he has held since April 30, 2005. Mr. Ziemer previously served as our Vice President and Chief Financial Officer from December 1990 to April 2005 and President of The Harley-Davidson Foundation, Inc. until March 2006. His career at the company or the Motor Company has spanned approximately 38 years. On March 1, 2007, he became a director of Textron, Inc.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2006, management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, and the effectiveness of our internal control over financial reporting as of December 31, 2006. The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to shareholders’ questions.

If prior to the Annual Meeting Ernst & Young LLP declines to act as our independent registered public accountant or the Audit Committee does not want to use Ernst & Young LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the shareholders to ratify at the Annual Meeting. If the shareholders do not ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of Ernst & Young LLP.

To ratify Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, a majority of all voting shares must vote to approve. For purposes of determining the vote regarding this proposal, abstentions will have no impact on the vote. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

We entered into an engagement letter with Ernst & Young LLP for its work in 2006. The engagement letter contains provisions that subject the company to alternative dispute resolution procedures and exclude punitive damages from any monetary award. We expect that audit work that Ernst & Young LLP performs for 2007 will be subject to a similar engagement letter.

Fees Paid to Ernst & Young LLP

During the fiscal year ended December 31, 2006, we hired Ernst & Young LLP to perform the annual audit and to provide audit-related and tax services. The Audit Committee Charter requires that the Audit Committee pre-approve all Ernst & Young LLP services. The Audit Committee pre-approved all fees that we paid to Ernst & Young LLP for the last two fiscal years. The fees we paid to Ernst & Young LLP are listed in the following table.

	2006	2005
Audit fees	$1,967,100	$2,087,300
Audit-related fees	449,000	274,700
Tax fees	267,400	240,200
All other fees	—	—

	$2,683,500	$2,602,200

Audit fees included fees for the audit of our consolidated financial statements and our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with government filings or services that generally only the principal auditor reasonably can provide to a client, such as consents and reviews of documents that we file with the SEC. Audit-related services included audits of employee benefit plans, procedures related to securitization transactions and internal control, transaction advisory services and accounting consultations. Tax services included tax advice, planning and compliance.

The Audit Committee has adopted procedures for pre-approving all audit and nonaudit services that the independent registered public accounting firm provides. These procedures include reviewing and approving a budget for audit and permitted nonaudit services. The budget includes a description of, and a budgeted amount for, particular categories of nonaudit services that are recurring in nature and that we anticipate at the time we submit the budget. In addition, the Audit Committee has established a policy that the fees we pay for nonaudit services must be less than the fees we pay for audit services. Audit Committee approval is required to exceed the budget amount for a particular category of nonaudit services and to engage the independent registered public accounting firm for any nonaudit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services that our independent registered public accounting firm provides and actual fees we have paid to the independent registered public accounting firm to ensure that the services are within the parameters that the Audit Committee has approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the proxy cards intend to vote the shares that shareholders have authorized those persons to vote in accordance with their judgment on those matters. To bring business before an annual meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods that our Articles of Incorporation specify (see “Shareholder Proposals” on page 58 of this Proxy Statement). No shareholder has given written notice to our Secretary of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods that our Articles of Incorporation specify.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Independence of Directors

The Board of Directors has determined that all current directors, other than Messrs. Bleustein, Ziemer and James, qualify as independent directors under New York Stock Exchange rules. To assist the Board in making determinations of independence, the Board adopted the categorical standards set forth below. In evaluating the independence of our directors, the Board determined that any relationships that these directors have with the company satisfy the categorical standards that we describe below.

The Board reviews and determines on the recommendation of the Nominating and Corporate Governance Committee, after reviewing all relevant facts and circumstances, whether any director has a material relationship with the company that would affect his or her independence. Under the categorical standards that the Board has established to assist it in making these determinations, the Board will not consider the following relationships material:

•

The director has any current or former relationship (including through an immediate family member) with a company that makes payments to (other than contributions to tax exempt organizations), or receives payments from, Harley-Davidson for property or services in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the company with which the director has the relationship.

•

The director has any current or former relationship (including through an immediate family member) with a tax exempt organization that receives contributions from Harley-Davidson in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the tax exempt organization with which the director has the relationship.

•	The director is a shareholder of Harley-Davidson.

•

The director has a current or former relationship (including through an immediate family member) with a company that has a relationship with Harley-Davidson, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that is less than 10% of the outstanding stock or other equity interests of that company.

•	A family member of the director has a relationship with Harley-Davidson but the family member is not an immediate family member of the director.

•

An immediate family member of the director, other than his or her spouse, is an employee of a company that has a relationship with Harley-Davidson but the family member is not an executive officer of that company.

*	An “immediate family member” as used in these categorical standards includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares the person’s home.

In addition, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee meets one of the following:

•

Accepts directly or indirectly any consulting, advisory, or other compensatory fee from Harley-Davidson or any of its subsidiaries, except that compensatory fees do not include fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Harley-Davidson (provided that the compensation is not contingent in any way on continued service)

•	Is an affiliated person of Harley-Davidson or any of its subsidiaries

Indirect acceptance of any consulting, advisory or other compensatory fee includes:

•	acceptance of a fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with the Audit Committee member

•

acceptance of a fee by an entity in which the Audit Committee member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to Harley-Davidson or any of its subsidiaries

Board Committees

The Board has three committees: the Audit Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee. The Corporate Governance page of our website located at http://www.harley-davidson.com contains the charter for each of the committees.

Audit Committee

Members:	During 2006, the members of the Audit Committee were directors Richard I. Beattie, Judson C. Green, George L. Miles, Jr. and James A. Norling (Chairperson).

Number of Meetings in 2006: eight

Audit Committee Purpose:

The Audit Committee Charter provides that the Audit Committee will assist the Board in fulfilling its oversight responsibility relating to the:

•	integrity of our financial statements and the financial reporting process;

•	systems of internal control over financial reporting;

•	approval of the Financial Code of Ethics;

•	internal audit function;

•	retention, compensation and termination of the independent registered public accounting firm;

•	annual independent audit of our financial statements;

•	independent registered public accounting firm’s qualifications and independence; and

•	our compliance with legal and regulatory requirements.

In December 2006, the Audit Committee reviewed the Audit Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Audit Committee Charter in December 2006, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Audit Committee are independent and financially literate under the audit committee requirements of New York Stock Exchange rules. The Board has also determined that Messrs. Green and Miles are audit committee financial experts within the meaning of SEC rules. The section below under the heading “Audit Committee Report” discusses the functions of the Audit Committee and its activities during fiscal year 2006.

Human Resources Committee

Members:	During 2006, the members of the Human Resources Committee were directors Barry K. Allen, George H. Conrades (Chairperson) and Sara L. Levinson.

Number of Meetings in 2006: three

Human Resources Committee Purpose:

The Human Resources Committee Charter provides that the Human Resources Committee should:

•

review the annual performance of our Chief Executive Officer with input from the independent directors of the Board and make recommendations to the independent directors about our CEO’s total compensation;

•

review overall compensation policies and plans for executive officers and other employees; produce a report on compensation for inclusion in our proxy statement in accordance with applicable rules and regulations and review the Compensation Discussion and Analysis that we must include in our proxy statement;

•	review and recommend all equity-based compensation plans;

•	evaluate management performance overall and provide recommendations regarding management successors;

•	review potential conflicts of interest and any other potential Code of Business Conduct violations by any executive officer other than our CEO; and

•	review the disclosure of any waivers of the conflicts or other Code of Business Conduct violations for our executive officers other than our CEO.

The Board of Directors has determined that all members of the Human Resources Committee are independent under the New York Stock Exchange rules.

The Human Resources Committee has overall responsibility for reviewing total direct compensation—consisting of base salaries, short-term incentive compensation and long-term incentive compensation—for our FLG. In addition, the Human Resources Committee reviews other aspects of compensation, for example deferred compensation plans, perquisite payments and health and welfare plans.

The Human Resources Committee is also responsible for reviewing the annual performance of the CEO with input from the independent directors of the Board who comprise the Nominating and Corporate Governance Committee (the “Nominating Committee”). Based upon the review of the annual performance of the CEO and competitive market data, the Human Resources Committee develops a compensation package for the CEO and recommends the CEO’s compensation package to the Nominating Committee for approval.

A consultant, Mercer Human Resource Consulting, provides external market compensation data to the Human Resources Committee. The committee evaluates the performance of the CEO and the external market compensation data to formulate the CEO’s salary and recommends such compensation for approval by the Nominating Committee. The CEO has the responsibility for determining salary levels of FLG executives other than himself. Certain FLG members recommend to our CEO salary levels for those FLG members that report to them, and the CEO approves them before providing them to the Human Resources Committee for review during the February Human Resources Committee meeting.

Our Short-Term Incentive Plans (“STIPs”) have broad-based participation and provide an opportunity to earn annual cash awards based upon the achievement of pre-established financial goals or other performance objectives during the course of our fiscal year. Prior to the beginning of each year, the Human Resources Committee reviews target STIP opportunities for FLG, and reviews and approves target STIP opportunities for all Corporate STIP participants. The Human Resources Committee also reviews and approves STIP performance measures and goals. Upon the completion of the fiscal year, the Human Resources Committee determines the extent to which actual performance satisfies the defined performance goals for each STIP. Under the Employee Plan, the HR Committee can approve STIP performance measures and goals so that failure to achieve goals under one measure (such as quality) may have the effect of reducing amounts that we would pay as a result of performance under another measure (such as earnings).

In general, we grant equity-based long-term incentives (“LTIs”) annually in February. In the case of the CEO, the Human Resources Committee recommends an equity incentive award for the CEO to the Nominating Committee for review and approval. The Human Resources Committee has authorized the CEO to make equity grants to employees in certain instances, including to help recruit a new employee or retain a current employee or to reward an employee for exceptional service or such other instance that the CEO believes is in our best interest. The CEO may grant awards of not more than 50,000 shares of our common stock in the aggregate annually and not more than 20,000 shares of common stock to an employee and/or a person engaged to become an employee, but may not grant equity awards to members of the LSC.

In 2006, the Human Resources Committee retained the services of Mercer as its primary advisor on issues related to the Human Resources Committee’s responsibilities. Mercer reports to the chairperson of the Human Resources Committee. On an annual basis, the Human Resources Committee reviews and approves the scope of Mercer’s services regarding executive compensation, its performance and fees related to work Mercer performed for the Human Resources Committee. The Human Resources Committee retains the right to terminate Mercer’s services at any time. In 2006, Mercer’s primary responsibilities to the Human Resources Committee included providing:

•	Independent competitive market data and advice related to our CEO’s compensation level and incentive design;

•

A review of our compensation levels, performance goals, and incentive designs for the President and COO, Motor Company; Vice President and CFO, Harley-Davidson; Vice President, General Counsel and Secretary/Chief Compliance Officer, Harley-Davidson; and Vice President, Parts and Accessories, Motor Company; and

•	Benchmark data on executive compensation.

In addition to the executive compensation work that Mercer performed for the Human Resources Committee for 2006, management periodically engages Mercer to provide advice on other human resources-related issues, including reward strategy and incentive design, competitiveness of compensation programs and health care and group benefits plans.

The Human Resources Committee and management have adopted a number of policies and agreements to further the goals of the executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders. These include Stock Ownership Guidelines for the executives.

We provide benefits to our FLG executives, which are the same benefits that salaried employees in general receive. They include medical and dental benefits; retirement plans; employee savings plans; deferred compensation; and death benefits. Management reviews these programs periodically, generally with the aid of an outside consultant, and when necessary revises them. In addition, the Human Resources Committee reviews aspects of these programs.

Nominating and Corporate Governance Committee

Members:	During 2006, the members of the Nominating Committee were directors Barry K. Allen (Chairperson), Richard I. Beattie, George H. Conrades, Judson C. Green, Sara L. Levinson, George L. Miles, Jr. and James A. Norling.

Number of Meetings in 2006: five

Nominating Committee Purpose:

The Nominating Committee Charter provides that the Nominating Committee should:

•	identify and make recommendations to the Board on individuals qualified to serve as Board members consistent with the criteria that the Board has approved;

•	identify and make recommendations to the Board on individuals qualified to serve as our CEO;

•	review and recommend the renomination of current directors;

•	review and recommend committee appointments;

•	lead the Board in its annual review of the Board’s and its committees’ performance;

•	approve goals and objectives for our CEO and review our CEO’s annual performance;

•	review and approve our CEO’s total compensation as recommended by the Human Resources Committee;

•	review and approve our Code of Business Conduct;

•	establish a process for review of potential conflicts of interest;

•	review potential conflicts of interest and any other potential Code of Business Conduct violations by our CEO or directors;

•	review the disclosure of any waivers of conflicts or other Code of Business Conduct violations for our CEO or directors;

•	review and reassess annually our Corporate Governance Policy and recommend any proposed changes to the Board for approval;

•	take a leadership role in shaping the corporate governance of the company; and

•	perform other related tasks, such as studying and making recommendations to the Board concerning the size, committee structure, compensation or meeting frequency of the Board.

The Board has determined that all members of the Nominating Committee are independent under New York Stock Exchange rules.

The Nominating Committee Charter outlines the criteria for identifying and recommending new candidates to serve on the Board. In considering any potential candidate for the Board, the Nominating Committee considers the following qualifications:

•	principal employment;

•	expertise relevant to the company’s business;

•	diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;

•	time commitments, particularly the number of other boards on which the potential candidate may serve;

•	independence and absence of conflicts of interest under New York Stock Exchange rules and other laws, regulations and rules;

•	financial literacy and expertise; and

•	personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

The Nominating Committee will consider candidates that shareholders recommend. Shareholders may recommend candidates for the Nominating Committee to consider by writing to the Nominating Committee in care of our Secretary, 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. The Nominating Committee’s policy regarding director candidates that shareholders recommend and the process for evaluating the nominees are as follows:

•

If a shareholder has complied with procedures to recommend director candidates that the Nominating Committee has established, then the Nominating Committee will consider director candidates that the shareholder has recommended for available seats on the Board.

•

In making recommendations to the Board of one or more candidates to serve as directors, the Nominating Committee will examine each director candidate on a case-by-case basis regardless of who recommended the candidate. The Nominating Committee evaluates candidates in the same manner whether a shareholder or the Board has recommended the candidate.

•

In general, for each candidate that any person or group brings to the attention of the Nominating Committee for consideration for nomination as a director, the chairperson of the Nominating Committee will first make a determination whether the Nominating Committee should consider the candidate at that time based on factors the chairperson deems relevant, including our current need for qualified candidates and the chairperson’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a director.

•

If the chairperson makes a determination that the Nominating Committee should consider the candidate, then the chairperson will report that determination to the Nominating Committee and communicate all relevant information to the Nominating Committee.

•

Each Nominating Committee member is responsible for sending feedback on a candidate to the chairperson. The Nominating Committee will take additional steps as it may elect to determine whether to recommend the candidate to the full Board.

To enable the Nominating Committee to consider a shareholder recommendation in connection with the 2008 annual meeting of shareholders, we must receive the recommendation on or before November 26, 2007.

Submitting a shareholder recommendation to the Nominating Committee does not ensure that shareholders will have an opportunity to consider the shareholder’s candidate because the Nominating Committee may determine not to recommend the candidate to the full Board or the full Board may determine not to recommend the candidate to shareholders. Any shareholder who wants to ensure that shareholders will have an opportunity to consider the shareholder’s candidate may nominate the director candidate for the shareholders to consider at the 2008 annual meeting of shareholders, rather than recommend the candidate to the Nominating Committee, by giving written notice to our Secretary in advance of the 2008 annual meeting. To give that notice, a shareholder must comply with the terms and time periods of our Articles of Incorporation. Our Articles of Incorporation state that a shareholder must give written notice that complies with the Articles of Incorporation to our Secretary not less than 60 days before the date in 2008 corresponding to the date we released this Proxy Statement to our shareholders. Since we anticipate mailing this Proxy Statement on March 26, 2007, we must receive notice of a nomination for a director candidate for shareholders to consider at the 2008 annual meeting of shareholders no later than January 25, 2008.

The Nominating Committee is responsible for establishing, reviewing and revising compensation we pay to our directors. All members of the Nominating Committee are independent in accordance with the requirements of the New York Stock Exchange rules. The Nominating Committee, working with management and third party compensation consultants and reviewing benchmarked data from a comparator group of companies, determines director compensation that it believes is competitive with these companies. The Director Compensation Policy, generally with the aid of a compensation consultant, is reviewed periodically and when necessary revised. This policy was most recently revised in December 2006 to formally establish compensation for the Chairman of the Board and to provide for directors’ use of a motorcycle where doing so may further a company business objective.

Board Meetings, Attendance, Executive Sessions and Presiding Director

In 2006, there were six regularly scheduled meetings of the Board, two of which were telephonic meetings. All current directors attended at least 75% of the meetings of the Board and the committees on which they served during 2006. The Board met in executive sessions during all regularly scheduled meetings (except the telephonic meetings), without management present, and plans to continue that practice going forward. On April 28, 2006, non-management members of the Board re-appointed Mr. Allen as presiding director for these executive sessions.

Shareholder Communication with the Board and Annual Meeting Attendance

The presiding director is responsible for chairing the Board’s executive sessions. Shareholders and other parties interested in communicating directly with the presiding director may do so by writing to our presiding director, Barry K. Allen, in care of our Secretary, 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. Communications may be made to the Chairperson of the Audit Committee, James A. Norling, by writing to Chairperson, Audit Committee in care of our Secretary, 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. The Board also has a process for shareholders to communicate with other directors. The Corporate Governance page of our website lists all current members of the Board. Shareholders and other parties interested in communicating with directors may do so by writing to that director in care of our Secretary of Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director specified in the communication.

Unless a director has a conflict in his or her schedule, we expect all directors to attend the annual meeting of shareholders. All of our directors attended our 2006 annual meeting of shareholders and were available to answer any shareholder questions.

CERTAIN TRANSACTIONS

Mr. Conrades, a director, is the Executive Chairman of Akamai Technologies, Inc. We have continued a commercial relationship with Akamai that existed before Mr. Conrades joined the Board of Directors under which Akamai provides Internet content distribution services. The relationship does not prevent Mr. Conrades from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Conrades joined the Board. In addition, the fees we paid to Akamai were negotiated on an arm’s length basis and are well within the categorical independence standards that the Board has adopted that we describe on page 17.

Mr. Green, a director, is President and Chief Executive Officer of NAVTEQ Corporation. We have continued a commercial relationship with NAVTEQ that existed before Mr. Green joined the Board under which we purchased NAVTEQ data files (NAVSTREETS Premium Product) in 2003 and annual updates to these data files from a third party reseller. The relationship does not prevent Mr. Green from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Green joined the Board. In addition, the annual maintenance fees we paid to the third party reseller for the NAVTEQ product were negotiated on an arm’s length basis and are well within the applicable categorical independence standards that the Board has adopted.

Mr. James, a director, is Chairman, Chief Executive Officer and an equity owner of Deeley Imports, the exclusive distributor of our motorcycles in Canada. In 2006, we recorded revenue and financial services income from Deeley Imports of $187.7 million and had an accounts receivable balance due from Deeley Imports of $21.0 million as of December 31, 2006. We anticipate that we will do a similar amount of business with Deeley Imports in 2007. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that we provided the products and services that generated the revenue and income from Deeley Imports in the ordinary course of business at prices and on terms and conditions that we believe are the same as those that would result from arm’s length negotiations between unrelated parties.

Ms. Lione is married to a partner in the law firm of Foley & Lardner LLP. Foley & Lardner LLP has performed legal services for the company for many years predating Ms. Lione’s employment at Harley-Davidson and her spouse’s election to partnership at Foley & Lardner LLP in 2000. In 2006, we paid Foley & Lardner LLP approximately $2.84 million for legal services. The increase in fees paid relative to 2005 is primarily a result of legal services that Foley & Lardner LLP provided in connection with various securities-related matters in representing the company and individual defendants in various shareholder and ERISA lawsuits. Foley & Lardner LLP provides legal services in areas other than patent and patent related work, Ms. Lione’s spouse’s area of specialty. The Human Resources Committee has considered this relationship under the Conflict of Interest Process for Directors and Executive Officers. The Human Resources Committee has waived any conflict of interest that this relationship may represent on the basis that the law firm has had a historical relationship with Harley-Davidson. In addition, we do not use the law firm for any patent or patent-related legal work and we have voluntarily disclosed these relationships in our proxy statements since 2001.

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 31, 2007 with respect to the ownership of our common stock by each director, our executive officers that we name in the Summary Compensation Table that appears below (“NEOs”), all directors and executive officers as a group and each person or group of persons that we know to own beneficially more than 5% of our stock.

Beneficial Ownership Table

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares(2)		Percent of Class	Shares Issuable Upon Exercise of Stock Options(3)
Barry K. Allen	33,212	(4)	*	5,500
Richard I. Beattie	22,232		*	5,500
Thomas E. Bergmann	16,307		*	6,250
Jeffrey L. Bleustein	637,200	(5)	*	0
James M. Brostowitz	372,658	(6)	*	31,664
George H. Conrades	13,816		*	1,800
Judson C. Green	6,331	(7)	*	0
Ronald M. Hutchinson	87,520		*	51,783
Donald A. James	312,190	(8)	*	5,500
Gail A. Lione	162,052		*	116,853
Sara L. Levinson	17,633		*	5,500
James A. McCaslin	261,936		*	82,754
George L. Miles, Jr.	6,186		*	0
James A. Norling	19,808	(9)	*	5,500
James L. Ziemer	497,825	(10)	*	206,211
All Directors and Executive Officers as a Group (21 Individuals)	2,828,323		1.1%	827,462
Capital Research and Management Company	13,273,900	(11)	5.1%	0
Davis Selected Advisers, L.P.	23,699,413	(12)	9.2%	0

* The amount shown is less than 1% of the outstanding shares of our common stock.

(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed. In all cases, information regarding such power is based on information that the individual beneficial owners provide to us.

(2) Includes shares of common stock issuable upon the exercise of stock options exercisable within 60 days of January 31, 2007 and shares of common stock held in our 401(k) Plan, our Dividend Reinvestment Plan and our Employee Stock Purchase Plan, as of January 31, 2007. For the executive officers, the number of shares also includes shares of unvested restricted stock granted under the Harley-Davidson, Inc. 2004 Incentive Stock Plan, which are subject to forfeiture until completion of, generally, a four year vesting period. Generally, fifty percent of the shares of restricted stock granted may vest after two years based on our performance. For the executive officers, the number of shares of unvested restricted stock is set forth in the Outstanding Equity Awards at December 31, 2006 table.

(3) Includes only stock options exercisable within 60 days of January 31, 2007.

(4) The Barry K. Allen Revocable 1990 Living Trust held 22,156 shares of common stock for the primary benefit of Mr. Allen. Mr. Allen has shared voting and investment power over the shares held in the trust.

(5) As of January 31, 2007, the Jeffrey L. & Brenda Bleustein Living Trust held 632,448 shares for the primary benefit of Mr. Bleustein and Brenda Bleustein, his spouse. Both share voting and investment power over the shares held in the trust.

(6) The Brostowitz Family Limited Partnership held 25,000 shares of common stock. Mr. Brostowitz is the general partner of the limited partnership and has shared voting and investment power over the shares.

(7) The Green Family Trust held 2,257 shares of common stock for the primary benefit of Mr. Green and Joyce Green, his spouse. Both share voting and investment power over the shares held in the trust.

(8) Deeley Imports held 293,675 shares of common stock. Mr. James has sole voting power and shared investment power over the shares.

(9) Heritage Ventures, Ltd. held 8,000 shares of common stock. Mr. Norling has sole voting and investment power over the shares.

(10) The Ziemer Family Foundation held 4,500 shares of common stock. Mr. Ziemer has shared voting and investment power over these shares. The Ziemer Family Limited Partnership held 21,800 shares of common stock. Mr. Ziemer is a general and limited partner of the partnership and has shared voting and investment power over the shares. The Ziemer Family Limited Partnership, #2 held 36,600 shares of common stock. Mr. Ziemer is a general partner of the partnership and has shared voting and investment power over these shares. Mr. Ziemer’s grandchildren hold 509 shares of common stock, and Mr. Ziemer acts as custodian over these 509 shares.

(11) We derived the information from a Schedule 13G/A that Capital Research and Management Company, an investment company and investment adviser, filed with the company and the SEC on February 12, 2007. As of December 31, 2006, Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, was deemed to be the beneficial owner of 13,273,900 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research and Management Company is located at 333 South Hope Street, Los Angeles, California 90071.

(12) We derived the information from a Schedule 13G/A that Davis Selected Advisers, L.P., an investment adviser, filed with the company and the SEC on March 20, 2007. As of December 31, 2006, Davis Selected Advisers had sole voting power over 23,699,413 shares, shared voting power over zero shares, sole investment power over 23,699,413 shares and shared investment power over zero shares. Davis Selected Advisers is located at 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706.

Stock Ownership Guidelines

In August 2002, the Board of Directors approved Stock Ownership Guidelines which were revised in August 2004 and more recently on February 15, 2006. The Stock Ownership Guidelines state that all directors must hold 5,000 shares of our common stock and that FLG members must hold at least 5,000 to 30,000 shares of our common stock (not including grants of stock options). Each director or FLG member has until the later of January 2008 or five years from the date of election as a director or promotion to accumulate the appropriate number of shares.

As of January 31, 2007, approximately 75.0% of the FLG met the Stock Ownership Guidelines and 69.7% of the LSC have met the Stock Ownership Guidelines (the three LSC members who did not meet the guidelines as of January 31, 2007 have either just joined the company or were recently promoted). The NEOs have met the Stock Ownership Guidelines with the exception of Mr. Bergmann who just joined the company in March 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. Reports of ownership changes were inadvertently filed late for Judson C. Green and James L. Ziemer. Mr. Green’s late Form 4 filings related to a total of three purchases and three sales of our common stock that occurred in 2005, 2006 and 2007 involving Mr. Green’s family trust where an investment adviser effected the transactions. Mr. Ziemer’s late transaction reported on Form 5 involved a gift of common stock made to his grandchild. Also, all of our executive officers, other than Mr. Naqvi, received restricted stock and stock options on February 14, 2007, and for each executive officer other than Mr. Ziemer the Form 4 reporting those grants was filed a day late. We list our executive officers on page 7. Mr. Naqvi received a grant of stock options and an award of restricted stock when he joined HDFS in February 2007, and we inadvertently failed to file a Form 4 to report these on a timely basis. We believe that during fiscal 2006, our directors and executive officers otherwise complied with all Section 16(a) filing requirements. To our knowledge, there are no holders of more than 10% of our common stock. In making these statements, we have relied on our examination of the copies of Forms 3 and 4 (and any amendments) filed with the SEC and the written representations of our directors and executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) is being included pursuant to new SEC rules regarding the disclosure of executive compensation that are designed to enhance disclosure of public companies’ executive compensation policies. This CD&A addresses our compensation programs and policies for fiscal year 2006 and how they affected executives in our FLG, which we describe in more detail beginning on page 32 of this Proxy Statement. Among these FLG are our:

•	President and Chief Executive Officer, Harley-Davidson

•	Vice President and Chief Financial Officer, Harley-Davidson

•	Vice President and Treasurer, Harley-Davidson (who served as Acting Chief Financial Officer, Harley-Davidson for part of the year)

•	President and Chief Operating Officer, the Motor Company

•	Vice President, New Business, the Motor Company (formerly Vice President of Parts and Accessories, the Motor Company)

•	Vice President, General Counsel and Secretary/Chief Compliance Officer, Harley-Davidson

Together, the incumbents of these six positions represent our NEOs for 2006. In this CD&A, we discuss executive compensation as it broadly covers executives in our FLG, as well as how these programs and policies more specifically affect our NEOs. A subset of our FLG is the LSC, which is comprised of our executive officers. We describe our LSC in more detail on page 5 of this Proxy Statement, with a complete listing of the members of the LSC on page 7.

We believe that our employees are a sustainable long term competitive advantage. We compete to attract and retain executive and employee talent primarily with companies for whom engineering, manufacturing and maintaining strong product brands and a lifestyle are important parts of their businesses. The compensation programs and policies we have developed and implemented enable us to compete for these qualified and talented employees.

These executive compensation programs and policies include the following:

•	Base salary

•	Annual cash incentive compensation

•	Equity-based awards

•	Perquisite payments (cash payments made in lieu of receiving other benefits such as a car and payment of club dues), and other limited perquisites

•	Retirement benefits

•	A non-qualified deferred compensation plan

•	Death benefits

Our FLG also participate in benefit plans that are generally available to our salaried employees. In certain special circumstances, such as newly hired executives or for special retention or recognition, we also provide compensation outside of these regular executive compensation programs. We discuss these special awards in this CD&A where it affects our NEOs. Also, for FLG located outside the United States, we customize our compensation and benefits to meet local market tax, regulatory and competitive practices.

Oversight of Executive Compensation

The Human Resources Committee of our Board (“HR Committee”) has overall responsibility for reviewing total direct compensation—consisting of base salaries, short-term incentive compensation and long-term incentive compensation—for our FLG. In addition, the HR Committee also reviews other aspects of compensation, for example deferred compensation plans and health and welfare plans. During 2006, the HR Committee consisted of the following directors: Barry K. Allen, George H. Conrades (Chairperson) and Sara L. Levinson.

We describe the responsibilities and functions of the HR Committee more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 19.

Use of Consultants and Other Advisors

The HR Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. In 2006, the HR Committee retained the services of Mercer as its primary advisor on issues related to the HR Committee’s responsibilities. We describe Mercer’s primary responsibilities and reporting obligations more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section which begins on page 19.

Also, with the assistance of Mercer, the HR Committee looks to a group of comparator companies which it believes to be similar to Harley-Davidson in business characteristics and economics. These companies generally have similar characteristics, such as having a focus on manufacturing, engineering, lifestyle and strong product brands. In 2006, these 14 companies were as follows: Apple Inc., The Black & Decker Corporation, Brunswick Corporation, Eastman Kodak Company, Energizer Holdings, Inc., Fortune Brands, Inc., Hasbro, Inc., Mattel, Inc., Maytag Corporation, Polaris Industries, Inc., Snap-on Incorporated, The Stanley Works, Thor Industries, Inc., Whirlpool Corporation, and Xerox Corporation. The HR Committee reviews this comparator group periodically, and Mercer compiles data on compensation levels and reward practices from these comparator companies’ proxy disclosures.

In addition to the compensation data for these comparator companies, Mercer also provides to the HR Committee and management a broader set of data from six leading compensation surveys as an additional market reference point. The HR Committee believes that this survey data, together with the data from the comparator group, accurately defines competitive market compensation levels for executive talent.

The HR Committee reviews compensation and incentives to evaluate their alignment with our compensation philosophy and to link the financial interests of our FLG with the interests of our shareholders. This involves reviewing the mix of short- and long-term incentive opportunities as they relate to base pay, our competitive environment and our overall philosophy of having a significant amount of pay at risk. Periodically the HR Committee reviews Mercer’s analysis of the three main elements of our total direct compensation.

In addition to the executive compensation work that Mercer performed for the HR Committee for 2006, management periodically engages Mercer to provide advice on other Human Resources issues, including reward strategy and incentive design, competitiveness of compensation programs and group benefits plans.

Executive Compensation Philosophy

Our compensation philosophy emphasizes pay for performance by targeting base salary midpoints for FLG at or below the market median. We target short-term incentive opportunities and equity-based awards at or above the market median. Our goal is to provide an opportunity for total direct compensation that is competitive with the market median. By setting base salaries at or below market median, we believe salaries are sufficient to attract and retain executives but low enough to provide more emphasis on variable compensation.

Our executive compensation philosophy is designed to:

•	Provide a competitive compensation opportunity to allow us to attract, retain and appropriately motivate key talent

•

Provide a significant portion of pay at-risk (incentive compensation), so that actual compensation paid will vary up and down with our performance. The portion of pay at risk increases for more senior executive positions; and

•

Align executive and shareholder interests by linking incentive pay primarily to key quantitative financial results. We further enhance this alignment by using equity-based grants. The value that participating executives realize from such grants depends upon our share price.

Components of the Executive Compensation Program

The compensation packages of our FLG consist of several elements. The primary elements include:

Base Salary.    Base salaries provide FLG with fixed compensation. We set base salaries by starting with salary midpoints which are at or below the competitive market median, and then making adjustments based upon an executive’s individual performance, length and nature of experience, competency and potential for advancement. We utilize competitive market data that our Human Resources Department and Mercer supply in determining FLG salaries.

The HR Committee evaluates the performance of the CEO and the external market compensation data to formulate the CEO’s salary and recommends such compensation for approval by the Nominating Committee. The CEO has the responsibility for determining salary levels of FLG executives other than the CEO. Senior executives recommend salaries for FLG executives, and the CEO approves them before providing them to the HR Committee for review during the February HR Committee meeting.

We hired Mr. Bergmann in March 2006. In February 2006, the HR Committee reviewed the market competitive data for elements of direct compensation that Mercer provided for the position of CFO. The company used this data in determining Mr. Bergmann’s direct compensation.

Short-Term Incentive Plans.    Our STIPs have broad-based participation and provide an opportunity to earn annual cash awards based upon company performance during the course of our fiscal year relative to financial goals or other performance objectives that we establish prior to the start of the year. The amounts we report in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table represent the amounts that the NEOs earned for fiscal year 2006 under our STIPs for 2006.

Under the Employee Short Term Incentive Plan (“Employee Plan”), which shareholders approved at the 2005 annual meeting, the HR Committee approves several STIPs to motivate and reward the performance of employees of the Motor Company, Buell, HDFS, and Harley-Davidson Dealer Systems, Inc. (“HDDS”). Of the NEOs, Messrs. Hutchinson and McCaslin participate in the Motor Company STIP. In addition to these operating companies’ STIPs, we have a Corporate STIP which shareholders last approved at the 2004 annual meeting. This Corporate STIP provides a financial incentive to contribute to our future success and prosperity for the following officers who have company-wide responsibilities and who do not participate in other incentive plans: Messrs. Bergmann and Brostowitz, Ms. Lione and Mr. Ziemer.

Essentially all employees (other than field sales employees who participate in a sales incentive or commission plan) participate in a STIP. The HR Committee has reviewed and approved performance measures and goals for each of the STIPs that it believes will encourage all eligible employees to achieve their respective goals. While the plans may have different measures and formulas, they all have objective and quantifiable measures that the HR Committee reviews and approves annually.

In December 2005, the HR Committee reviewed and approved the 2006 performance measures and goals for the Motor Company STIP, the HDFS STIP, the Buell STIP, and the HDDS STIP. The HR Committee also reviewed the target STIP opportunities for all FLG who participated in these STIPs. Also in December 2005, the HR Committee reviewed and approved the performance measures, goals and target opportunities under the 2006 Corporate STIP.

Upon the completion of the fiscal year, the HR Committee reviews the extent to which actual performance satisfies the defined performance goals for each STIP. The HR Committee has the right to reduce awards that executives would otherwise earn under the Corporate STIP by an amount not to exceed 50%. We typically pay STIP awards in February after the prior year’s financial statement audit is complete and the HR Committee approves earned amounts.

Corporate STIP.    Messrs. Bergmann and Brostowitz, Ms. Lione and Mr. Ziemer were the four participants in the Corporate STIP. The HR Committee approved earnings per share growth (“EPS”) as the sole performance criterion for the 2006 Corporate STIP formula to continue to align interests of the Corporate STIP participants and shareholders. The Corporate STIP has used EPS growth since 2004. In 2006, this formula provided for 0% STIP award payouts unless EPS increased relative to 2005. A participant would earn an award of 200% of target if 2006 EPS increased by 20% over 2005, and the scale was linear.

Under the Corporate STIP, the minimum payout was zero (0) and the maximum payout under the formula was unlimited for 2006, although the terms of the Corporate STIP limit the total dollar payment to any one individual to $3 million per year. In 2007, the maximum payment to any participant will be the lesser of $3 million or 200% of the participant’s target award opportunity, and the scale continues to be linear. The HR Committee approved EPS as the sole performance criterion for the 2007 Corporate STIP formula. We believe earning payouts under the formula will be more challenging to achieve than it was in 2006 and prior years.

For 2006 performance, the approved mathematical formula would have provided a STIP payout of 152% of each participant’s target opportunity. Based upon the recommendation of the CEO, the HR Committee exercised its discretion and approved a reduced Corporate STIP payment in the range of 120% to 135% of the target opportunities, to achieve more consistency with the Motor Company STIP payout and the STIP payouts for the other affiliates. The HR Committee recommended a STIP payment of 120% of the target opportunity for Mr. Ziemer, and the Nominating Committee accepted the recommendation.

Motor Company STIP.    Messrs. Hutchinson and McCaslin were among over 8,700 participants in the Motor Company STIP. In 2006, we based award payouts under the Motor Company STIP upon Motor Company financial targets related to earnings before interest and taxes (“EBIT”) and objectively-measured strategic targets related to worldwide retail sales and quality. Under the 2006 Motor Company STIP formula related to earnings before interest and taxes, participants would have earned a 0% STIP award for the portion of the award based on financial goals unless 2006 Motor Company EBIT increased relative to 2005. Participants would have earned an award of 200% of target for the portion of the award based on financial goals if 2006 Motor Company EBIT increased by 20% over 2005, and the scale was linear. The non-financial elements of the Motor Company STIP were increases in worldwide retail sales and improvements in product quality. We targeted the year over year increase in retail sales at 8% for 2006 with zero points earned at a growth level of less than 8%. The quality metric was based upon a 5% year over year improvement in the repairs per hundred during the first 30 days of ownership. If there was no improvement, then participants would have earned zero points for this measure. The scale for the quality measure was linear. During 2006, failure to achieve goals under the non-financial targets had the effect of reducing amounts that we would pay as a result of performance under the financial target. In February 2007, the HR Committee exercised its authority under the Employee Plan in determining the degree to which performance in 2006 met targets under the Motor Company STIP. In this determination, the HR Committee disregarded the impact on Motor Company EBIT of a $5 million charitable contribution that the company made to the Harley-Davidson Foundation. Based upon the actual performance results for 2006 and this HR Committee determination, award payouts were 88% of the target award opportunity.

Under the Motor Company STIP, the minimum payout was zero (0) and the maximum payout under the formulas was unlimited, although the terms of the Employee Plan limit the total dollar payment to any one individual to $3 million per year. In 2007, the maximum payment for any participant will be limited to the lesser of $3 million or 200% of the participant’s target award opportunity. The HR Committee approved the same performance categories (EBIT and objectively-measured strategic targets related to worldwide retail sales and quality) for the 2007 Motor Company STIP formula, but the financial and non-financial elements are independent so that there is both downside and upside risk for attaining those targets. We believe earning payouts under the formula will be more challenging to achieve than it was in 2006 and prior years.

HDFS STIP.    None of our NEOs was among the 520 participants in the HDFS STIP in 2006. We based award payouts under the 2006 HDFS STIP on the percentage increase in operating income and rate of return on equity. Beginning with the 2007 performance year, the maximum payment will be 200% of the participant’s target award opportunity.

Buell STIP.    None of our NEOs was among the 170 participants in the Buell STIP in 2006. We based award payouts under the 2006 Buell STIP upon Buell’s consolidated earnings, the Earnings Growth Rate of the Motor Company, Buell Warranty Claims and the cost of the XB motorcycle program. Beginning with the 2007 performance year, the maximum payment will be 200% of the participant’s target award opportunity.

HDDS STIP.    None of our NEOs was among the 75 participants in the HDDS STIP in 2006. We based award payouts under the HDDS STIP upon HDDS’ performance relative to budget, its Dealer Satisfaction Index score and the Earnings Growth Rate of the Motor Company. Beginning with the 2007 performance year, the maximum payment will be 200% of the participant’s target award opportunity.

Long-term Incentives.    The HR Committee believes that equity-based LTI(s) are a key component of total compensation for participating executives. Their purpose is to: (i) enhance the growth and profitability of Harley-Davidson by focusing FLG and other key employees on our long-term financial success and growth in value, providing balance and perspective to annual goals and incentives; and (ii) further align the interests of shareholders and employees. In addition, the HR Committee believes that stock-based incentives provide a valuable tool to retain and attract key employees.

We provide long-term incentive compensation through our 2004 Incentive Stock Plan. Shareholders approved this plan in 2004, and it gives us the flexibility to grant equity instruments, including, without limitation, stock options, stock appreciation rights, restricted stock and restricted stock units. We review and evaluate these various equity awards, and determine the most appropriate approach after considering external market competitive practices and emerging trends.

We describe the process and restrictions on granting LTI awards more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 19.

In 2005, the HR Committee began providing long-term incentive awards through a mix of restricted stock and stock options after generally providing only stock options in the past. The HR Committee determined that a mix of options and restricted shares was appropriate, considering executive motivation and retention as well as external competitive market compensation practices trending toward increased use of restricted stock. In 2005, we granted LTI awards under a formula that delivered 70% of the grant date fair value in stock options and 30% in restricted stock. In 2006, the HR

Committee approved LTI awards which delivered 50% of the grant date fair value in stock options and 50% in restricted stock. The HR Committee believed this mix of equity awards would provide more effective motivation and retention of employees, in light of our business, the external competitive market for talent, and competitive compensation practices.

In February 2006, the HR Committee reviewed, with the Vice President, Human Resources and the CEO (except in the case of their own individual awards), and approved a combination of stock options and restricted stock based on a formula calculation for each of the FLG. We determine a total value of each FLG’s stock option grants and restricted stock awards based upon the FLG’s individual performance evaluation for the prior year, and the FLG’s base salary. We then convert the value for each FLG that results from this formula into a grant of stock options and an award of restricted stock. For this conversion, we value stock options using a lattice model and value restricted stock at the market price based on the average of the stock’s high and low on date of grant. Mr. Bergmann’s equity awards were determined based upon market competitive data reviewed by the HR Committee in February 2006. Based upon similar considerations, and with input from Mercer, the HR Committee recommends the amount of the CEO’s stock option and restricted stock grant for the Nominating Committee to approve. Beginning with the 2007 equity grants, we are now using the closing price of our stock on the date of the grant to determine the value of restricted stock awards.

Utilizing competitive market data, and with input from Mercer, the HR Committee recommends the amount of the CEO’s stock option grant and restricted stock award for the Nominating Committee to approve. In certain special circumstances, such as for newly hired executives or for special retention or recognition, we also provide compensation outside of these regular executive compensation programs (special equity awards for newly hired executives, for example). We discuss these special awards in this CD&A where it affects our NEOs. Also, for FLG located outside the United States, we adjust our LTIs to address local market tax, regulatory and competitive practices.

Stock Options.    The HR Committee believes stock options are a valuable tool to align FLG with long-term shareholder value creation by placing a portion of their compensation at-risk, tied to stock price appreciation. Stock option grants also enable us to attract and retain the services of executives that we consider essential to our long-range success by providing them with a competitive compensation package and an opportunity to become owners of our stock. Participants can realize value from stock options only to the extent the price of our common stock on the date of exercise exceeds the exercise price.

Each stock option that we granted in 2006 permits FLG, for a period of ten years, to purchase shares of our common stock at an exercise price computed by averaging the high and low prices of our stock on the date of grant. The date of grant is the day on which the HR Committee approves the award, typically at its meeting in February. Stock options that we granted in 2006 generally become exercisable in four equal annual installments beginning one year after the grant date. Beginning with the 2007 equity grants, we are now using the closing price of our stock on the date of the grant to determine the exercise price.

Restricted Stock.    While the HR Committee believes that stock options represent a valuable tool to align FLG with our goal of stock price appreciation, it also acknowledges that competitive market practices have continued to shift and restricted stock awards are becoming more prevalent. The HR Committee believes that restricted stock awards complement our use of stock options, by providing an effective and valuable tool to recruit and retain FLG.

Restricted stock awards are for shares of our common stock that a FLG will only earn when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The annual restricted stock awards that we made in 2005 and 2006 vest fully at the end of four years. However, recipients of restricted stock awards have the potential to vest half of their shares early, if their average STIP award over the two year period after grant meets target. During the restricted period, each share of restricted stock entitles the recipient to receive quarterly payments equal to the quarterly dividends on one share of our common stock.

In addition to annual awards, we also use restricted stock awards in special circumstances, such as recruiting, special recognition or retaining employees. Restricted stock that we use for these special purposes may have different vesting conditions. In February 2006, Mr. Hutchinson received 10,000 shares that vest 5 years after the date of award and 10,000 shares that vest 3 years after the date of award. We made this award in connection with Mr. Hutchinson’s new responsibilities as VP and Coach. Three other FLG, none whom are NEOs, also received awards of restricted stock in 2006, with all shares vesting 5 years after the date of award.

Benefits.    We provide other benefits to FLG, including medical and dental benefits; death benefits; deferred compensation; retirement plans; employee savings plan; a fixed perquisite payment and certain other limited perquisites. The goal of these programs is to provide benefits that are competitive in the marketplace where we compete for executives at the FLG level. In general, these benefits have been in place for a number of years, and there were no material changes to these benefits during 2006. However, we adopted a new hire defined contribution retirement plan for all U.S. salaried employees who become employees on or after August 1, 2006. This defined contribution plan is in lieu of participation in a defined benefit pension plan for these newly-hired U.S. salaried employees. In addition, to a large extent, the most significant benefits available to the FLG (such as health, welfare and retirement benefits) are those that are available to all of our salaried employees. Effective January 2007, we modified health care plans affecting FLG to give salaried employees a choice among three alternative plans. As a result, employees can choose among plans that require monthly premiums or higher out-of-pocket payments. We made these changes to better manage company health care costs and to promote employee consumerism. We have negotiated similar changes with certain hourly employees in Wisconsin which will be effective in 2008.

Medical and Dental Benefits.    We provide medical and dental benefit plans in which substantially all employees, including the FLG, are entitled to participate. We do not provide any supplemental medical or dental benefits to our NEOs.

Death Benefits.    We provide death benefits to FLG in the amount of two or three times annual base pay, depending on level. For non-executive salaried employees, we provide death benefits in the amount of one and one-half times base pay.

Deferred Compensation.    We maintain two Deferred Compensation Plans for salaried employees, in which a group of highly compensated employees (as defined by the Internal Revenue Code) is eligible to participate. Under the terms of these plans, participants can defer a portion of their base salary and/or a portion of their annual STIP payment. If a participant in these plans has made an election to defer eligible compensation and there are statutory limits on such participant’s ability to defer at least 6% of eligible compensation into the qualified Employee Savings Plan, then the participant will also receive company matching contributions in these plans which would have been made in the qualified plan if no statutory limit had been applicable. We believe earnings on amounts deferred reflect the returns available in the market.

Retirement Plans.

Salaried Pension Plan.    The Motor Company has long maintained a qualified non-contributory, defined benefit pension plan which covers all U.S. salaried employees who were employed prior to August 1, 2006. For those that we first employ after that date, a defined contribution plan will be the principal retirement plan. The rationale for the change from a defined benefit plan was to more closely align our plan with prevailing market trends, minimize legacy costs and provide for greater benefit portability.

Salaried Defined Contribution Retirement Plan.    We maintain a qualified non-contributory, defined contribution plan that covers all U.S. salaried employees who were employed on or after August 1, 2006.

Employee Savings Plans.    We have qualified section 401(k) savings plans for employees, which we believe are competitive with other similar companies. Eligible participants are permitted to make contributions to the plan up to the Internal Revenue Code limits. We provide matching contributions based upon the attainment of specific levels of EBIT as a percentage of revenue for certain groups of our employees.

Restoration Plan.    We have long maintained a Pension Benefit Restoration Plan pursuant to which we pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits accrued under or payable from the Salaried Pension Plan or the Salaried Defined Contribution Retirement Plan, as applicable.

Supplemental Agreements.    For many years, we have had in place Supplemental Executive Retirement Plan Agreements with Messrs. McCaslin and Ziemer. Under these agreements, a participant who retires at or after age 55 with 15 years of service is entitled to a yearly retirement benefit payment that may exceed the amount payable to the participant under the Salaried Pension Plan and the Restoration Plan. As of December 31, 2006, there were two additional executives who are not NEOs who had supplemental agreements. Subsequent to December 31, 2006, one of these executives terminated employment with us.

Payment in Lieu of Post Retirement Life Insurance.    FLG based in the U.S. who retire after reaching age 55 are entitled to receive a net payment equal to one year’s salary at retirement. We adopted this benefit in 1995 in lieu of providing post retirement life insurance coverage.

Perquisites and Other Compensation.    We provide perquisites and other compensation to our FLG. The perquisites for the FLG consist of an annual cash payment (generally in lieu of receiving other benefits such as a car or payment of club dues). In addition, the FLG are eligible for periodic estate and financial planning services, MotorClothes® apparel and very limited non-business use of the company airplane by the CEO. In 2006, there was no personal use of a company aircraft by the CEO or any other NEO. In connection with the hiring of the CFO, Mr. Bergmann, we provided temporary housing as a part of his relocation.

Additional Executive Compensation Policies and Agreements

In addition to the compensation programs described above, we have adopted a number of policies and agreements to further the goals of the overall executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders.

Stock Ownership Guidelines.    In August 2002, the Board of Directors approved Stock Ownership Guidelines which the Board revised in August 2004 and more recently in February 2006. The guidelines stipulate that executives hold a stated minimum number between 5,000 to 30,000 shares of our common stock (not including stock option grants), depending on their level. Each FLG has until the later of January 2008 or five years from the date he or she becomes a FLG to accumulate the appropriate number of shares. In addition, the most recent revisions to the guidelines provide that, until the applicable guideline is achieved, the executive must retain the following percentage of stock he or she receives as a result of the exercise of stock options:

•	20% of the net shares received in the case of Mr. Bergmann, Mr. McCaslin and Mr. Ziemer

•	15% of the net shares received in the case of Mr. Brostowitz, Mr. Hutchinson and Ms. Lione

The table below describes the ownership guidelines for the CEO and each of the NEOs and the number of shares owned for purposes of the guidelines as of December 31, 2006.

Named Executive Officer	Number of Shares to Attain Guideline	Actual Shares Owned	Percentage of Guideline Attained
Thomas E. Bergmann	20,000	10,057	50.3%
James M. Brostowitz	10,000	340,994	100%
Ronald M. Hutchinson	10,000	35,737	100%
Gail A. Lione	10,000	45,199	100%
James A. McCaslin	20,000	179,182	100%
James L. Ziemer	30,000	291,614	100%

The HR Committee monitors each FLG’s progress toward, and continued compliance with, the guidelines. Restricted stock, shares held in 401(k) accounts and shares of common stock held directly by FLG count toward satisfying the guidelines. Unexercised stock options do not count toward satisfying the guidelines.

Transition Agreements.    We have entered into Transition Agreements with the CEO and each of the other NEOs (as well as eight additional executive officers) that become effective upon a change of control of Harley-Davidson as defined in the Transition Agreements. The Transition Agreements provide that, in the event of termination of the individual’s employment for any reason (other than death) within two years after a change of control, such individual will receive a cash payment and certain other benefits. Among other events, voluntary termination by the executive of his or her employment would entitle the executive to benefits. The Transition Agreements state that if any of the payments to the employees are considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then we will pay the penalty that the Code imposes upon the employee plus a tax gross-up. We adopted a form of Transition Agreement and filed this form with the SEC in 1996 and have entered into these agreements on substantially the same terms since that time. We believe providing the payments upon termination for any reason after a change of control, including voluntary termination by the executive of his or her employment, is common and strikes the appropriate balance between protecting the interests of the executives and our shareholders. A table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive. The assumptions we used to calculate those amounts accompany the table.

Under the Transition Agreement, a change in control of Harley-Davidson means any one of the following:

•

the total number of directors either serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved no longer constitutes at least 2/3 of the Board;

•	any person becomes the owner, directly or indirectly, of 20% or more of our outstanding common stock or voting power;

•

our shareholders approve a merger or consolidation with another company, a sale of most of our assets, or a liquidation or dissolution, unless, in the case of a merger or consolidation, the total number of directors serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved will constitute at least 2/3 of the board of the surviving company after the transaction; or

•

at least 2/3 of the total number of directors either serving on the date of the agreement or approved by those serving as of the date of the agreement or successors they have approved determines immediately before a proposed action is taken that the action will constitute a change in control event (and the action is subsequently taken).

Severance Agreements.    We provide a Severance Benefits Agreement to the FLG, including the CEO and the other NEOs. The Severance Benefits Agreement provides for up to one year’s salary and up to one year of certain employee benefits if we terminate employment other than for cause. We adopted a form of Severance Benefits Agreement and filed this form with the SEC in 1996 and have entered into these agreements on substantially the same terms since that time.

Employment Agreements.    We have entered into Transition Agreements and Severance Benefits Agreements. However, we generally do not enter into employment contracts with executives that provide for ongoing terms of employment. We do not currently have such employment contracts with any NEO.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation, provided we pay it pursuant to a plan that shareholders have approved and meets certain other criteria. All awards that we made during fiscal 2006 under our short-term incentive plans are performance-based, as are our stock option grants. Therefore, the $1,000,000 cap on compensation for deductibility purposes does not apply to these forms of compensation. Base salary and restricted stock awards are not performance-based.

It is the HR Committee’s intention to utilize incentive compensation as a substantial component of our executive compensation program and to attempt to structure the payment of compensation so that we will not lose deductions under Section 162(m).

We believe all compensation paid in 2006 to our NEOs is tax-deductible under Section 162(m). While the HR Committee intends to continue to provide compensation opportunities to executives in a manner that is as tax-efficient as possible, it recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
James L. Ziemer
President and CEO	2006	$824,551	$—	$650,568	$860,442	$989,461	$937,000	$75,697	$4,337,718
Thomas E. Bergmann
Vice President and CFO	2006	$370,110	$—	$144,281	$69,609	$310,892	$231,000	$44,867	$1,170,759
James M. Brostowitz
Vice President and Treasurer and Acting CFO	2006	$290,645	$—	$88,924	$284,051	$191,826	$143,000	$37,408	$1,035,854
James A. McCaslin
President and COO— Motor Company	2006	$466,350	$—	$124,691	$447,741	$287,272	$471,000	$63,014	$1,860,068
Gail A. Lione
Vice President, General Counsel and Secretary/Chief Compliance Officer	2006	$353,715	$—	$357,978	$359,472	$334,260	$173,000	$49,584	$1,628,009
Ronald M. Hutchinson
Vice President, New Business—Motor Company (formally Vice President, Parts & Accessories)	2006	$325,396	$—	$320,249	$287,763	$143,174	$247,000	$39,507	$1,363,088

(a) We hired Mr. Bergmann as our Vice President and CFO on March 6, 2006. Mr. Brostowitz served as our Acting CFO up to the date Mr. Bergmann joined us.

(e)(f) We have calculated the compensation related to stock and option awards pursuant to Statement of Financial Accounting Standard Number 123 (revised) (“SFAS No. 123R”). Under SFAS No. 123R, an issuer recognizes the grant date fair value of an award over the requisite service period. For purposes of this calculation, the impact of forfeitures is excluded until they actually occur. No NEOs forfeited during 2006. We based the fair value of stock awards on the market price of the shares awarded on the date of grant (which considers the value of dividends that the holder of restricted shares is entitled to receive). We calculated the fair values of option awards granted in 2005 and 2006 using a binomial lattice model. Prior to 2005, we calculated the fair value of option awards using the Black-Scholes option pricing model. Refer to Notes 1 and 8 of the company’s 2006 Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, for details regarding assumptions we used to value the option awards.

(g) NEOs earned non-equity incentive plan compensation during the year, but awards are payable in the following year.

(i) During 2006, Mr. Ziemer received cash perquisite payments of $29,600 and a non-qualified deferred compensation plan matching contribution of $25,824. The remaining balance of all other compensation consists of compensation or personal benefits including the value of death benefits and a related tax gross-up, a 401(k) matching contribution and financial planning services and a related tax gross-up.

(i) During 2006 (beginning with his date of hire), Mr. Bergmann received cash perquisite payments of $16,917 and temporary housing valued at $26,887. The remaining balance of all other compensation consists of compensation or personal benefits including the value of death benefits and a related tax gross-up.

(i) During 2006, Mr. Brostowitz received cash perquisite payments of $20,300. The remaining balance of all other compensation consists of compensation or personal benefits including the value of death benefits and a related tax gross-up, a non-qualified deferred compensation plan matching contribution and a 401(k) plan matching contribution.

(i) During 2006, Mr. McCaslin received cash perquisite payments of $29,600 and a non-qualified deferred compensation plan matching contribution of $20,737. The remaining balance of all other compensation consists of compensation or personal benefits including the value of death benefits and a related tax gross-up and a 401(k) plan matching contribution.

(i) During 2006, Ms. Lione received cash perquisite payments of $20,300 and a non-qualified deferred compensation plan matching contribution of $11,738. The remaining balance of all other compensation consists of compensation or personal benefits including the value of death benefits and a related tax gross-up, a 401(k) plan matching contribution and financial planning services and a related tax gross-up.

(i) During 2006, Mr. Hutchinson received cash perquisite payments of $20,300. The remaining balance of all other compensation consists of compensation or personal benefits including the value of death benefits and a related tax gross-up, a non-qualified deferred compensation plan matching contribution and a 401(k) plan matching contribution.

Grants of Plan-Based Awards for 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All other Option Awards: Number of Securities Underlying Option (#) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)		Closing price on Date of Option Grant (m)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James L. Ziemer	02/15/2006 02/15/2006	$—	$875,500	$1,751,000				25,000	70,000	$51.87	$ $	1,296,750 1,064,000	$52.03
Thomas E. Bergmann	03/06/2006 03/06/2006	$—	$341,250	$682,500				10,000	25,000	$51.30	$ $	513,000 371,250	$51.42
James M. Brostowitz	02/14/2006 02/14/2006	$—	$150,000	$300,000				3,161	10,844	$51.46	$ $	162,665 162,660	$51.87
James A. McCaslin	02/14/2006 02/14/2006	$—	$346,500	$693,000				5,122	17,569	$51.46	$ $	263,578 263,535	$51.87
Gail A. Lione	02/14/2006 02/14/2006	$—	$270,900	$541,800				4,032	13,830	$51.46	$ $	207,487 207,450	$51.87
Ronald M. Hutchinson	02/14/2006 02/14/2006 02/14/2006 02/14/2006	$—	$171,188	$342,375				10,000 10,000 3,324	11,401	$51.46	$ $ $ $	514,600 514,600 171,053 171,015	$51.87

(d)(e) The HR Committee took action in December 2006 to approve matters under the Corporate STIP and the Motor Company STIP relating to 2007 performance. NEOs would earn the estimated future payouts under non-equity incentive plan awards during 2007, and we would pay such amounts in February 2008. We calculated the target and maximum payout for Mr. Brostowitz assuming a full year of salary during 2007. However, Mr. Brostowitz has announced his intent to retire during 2007 and his actual payout will be based on his actual salary earned through his retirement date.

(i) Restricted stock awards are for shares of our common stock, and NEOs earn the shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. Except for the two special awards of 10,000 restricted shares each that we granted to Mr. Hutchinson during 2006, the restricted stock awards vest fully at the end of four years. If an employee retires, dies or becomes disabled prior to the end of the normal vesting period, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. However, recipients of restricted stock awards have the potential to vest one-half of their shares early, if company performance meets certain measures. The two special awards that we granted to Mr. Hutchinson vest three and five years after the date of the awards, respectively. The awards vest in full prior to that date if we terminate his employment other than for cause. If Mr. Hutchinson dies or becomes disabled prior to the end of the normal vesting period, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. During the restricted period, each share of restricted stock entitles the recipient to receive quarterly payments equal to the quarterly dividends on one share of common stock. Under our 2004 Incentive Stock Plan, all restricted stock awards also vest fully on a change in control.

(i)(j) We granted Mr. Bergmann shares of restricted stock and stock options upon his hiring on March 6, 2006. Please refer to the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section on page 32 for further information related to this grant.

(i)(j) We awarded Mr. Hutchinson two special awards of restricted shares during 2006 consisting of 10,000 shares each. Please refer to the “Compensation Discussion and Analysis—Components of Executive
Compensation Program” section on page 32 for further information related to these awards.

(m) Each stock option that we granted in 2006 permits the holder to purchase shares of our common stock at an exercise price computed by averaging the high and low prices of our stock on the date of grant. Beginning with the 2007 equity grants, we are now using the closing price of our stock on the date of the grant to determine the exercise price.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

We maintain the following executive compensation programs for our named executive officers:

•	Base salary

•	Annual cash incentive compensation

•	Equity-based awards

•	Perquisite payments (cash payments made in lieu of receiving other benefits such as a car and payment of club dues), and other limited perquisites

•	Retirement benefits

•	A non-qualified deferred compensation plan

•	Death benefits

We include further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section on page 32.

Outstanding Equity Awards at December 31, 2006

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
James L. Ziemer	39,446 31,331 28,045 28,255 15,063 4,811 20,000 —	— — — 9,418 15,062 14,434 60,000 70,000	— — — — — — — —	$ $ $ $ $ $ $ $	33.59 44.41 52.10 40.72 52.45 61.20 47.79 51.87	02/17/10 02/08/11 02/13/12 02/12/13 02/10/14 02/15/15 05/02/15 02/15/16	37,227	$2,623,387
Thomas E. Bergmann	—	25,000	—		$51.30	03/06/16	10,000	$704,700
James M. Brostowitz	— 10,476 3,345 —	6,549 10,474 10,038 10,844	— — — —	$ $ $ $	40.72 52.45 61.20 51.46	02/12/13 02/10/14 02/15/15 02/14/16	4,710	$331,914
James A. McCaslin	31,680 16,889 5,394 —	10,560 16,888 16,184 17,569	— — — —	$ $ $ $	40.72 52.45 61.20 51.46	02/12/13 02/10/14 02/15/15 02/14/16	7,619	$536,911
Gail A. Lione	27,518 24,514 24,698 13,295 4,246 —	— — 8,232 13,294 12,739 13,830	— — — — — —	$ $ $ $ $ $	44.41 52.10 40.72 52.45 61.20 51.46	02/08/11 02/13/12 02/12/13 02/10/14 02/15/15 02/14/16	25,997	$1,832,009
Ronald M. Hutchinson	21,592 19,364 19,695 10,602 3,386 —	— — 6,564 10,600 10,159 11,401	— — — — — —	$ $ $ $ $ $	44.41 52.10 40.72 52.45 61.20 51.46	02/08/11 02/13/12 02/12/13 02/10/14 02/15/15 02/14/16	24,891	$1,754,069

(c) We granted all options ten years prior to the expiration date and vest ratably over a four year period beginning with the first 25% vesting one year after the date of grant, the second 25% vesting two years after the date of grant, the third 25% vesting three years after the date of grant and the final 25% vesting four years after the date of grant.

(g) Mr. Ziemer’s restricted shares will vest as follows: 2,227 shares on February 15, 2009, 10,000 shares on April 29, 2009 and 25,000 shares on February 15, 2010. If company performance meets certain measures, then one-half of these shares will vest two years earlier than the dates noted. If Mr. Ziemer retires, dies or becomes disabled prior to the end of the normal vesting period, then a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. Restricted stock awards also vest fully on a change in control.

(g) Mr. Bergmann’s restricted shares will vest on March 6, 2010. If company performance meets certain measures, then one-half of these shares will vest two years earlier than the date noted. If Mr. Bergmann dies or becomes disabled prior to the end of the normal vesting period, then a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. Restricted stock awards also vest fully on a change in control.

(g) Mr. Brostowitz’s restricted shares will vest as follows: 1,549 shares on February 15, 2009 and 3,161 shares on February 14, 2010. If company performance meets certain measures, then one-half of these shares will vest two years earlier than the dates noted. If Mr. Brostowitz retires, dies or becomes disabled prior to the end of the normal vesting period, then a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. Restricted stock awards also vest fully on a change in control.

(g) Mr. McCaslin’s restricted shares will vest as follows: 2,497 shares on February 15, 2009 and 5,122 shares on February 14, 2010. If company performance meets certain measures, then one-half of these shares will vest two years earlier than the dates noted. If Mr. McCaslin retires, dies or becomes disabled prior to the end of the normal vesting period, then a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. Restricted stock awards also vest fully on a change in control.

(g) Ms. Lione’s restricted shares will vest as follows: 1,965 shares on February 15, 2009 and 24,032 shares on February 14, 2010. If company performance meets certain measures, then one-half of the shares vesting on February 15, 2009 and 2,016 of the shares vesting on February 14, 2010 will vest two years earlier than the dates noted. 20,000 of Ms. Lione’s restricted shares will also vest if we terminate her employment other than for cause. In addition, if she dies or becomes disabled, a pro-rata portion of such shares will vest based on a ratio of actual service to the requisite service period. As to the remaining shares, if Ms. Lione retires, dies or becomes disabled prior to the end of the normal vesting period, then a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. Restricted stock awards also vest fully on a change in control.

(g) Mr. Hutchinson’s restricted shares will vest as follows: 10,000 shares on February 14, 2009, 1,567 shares on February 15, 2009, 3,324 shares on February 14, 2010 and 10,000 shares on February 14, 2011. If company performance meets certain measures, then one-half of the shares vesting on February 15, 2009 and February 14, 2010 will vest two years earlier than the dates noted. 20,000 of Mr. Hutchinson’s restricted shares will also vest if we terminate his employment other than for cause. In addition, if he dies or becomes disabled, a pro-rata portion of such shares will vest based on a ratio of actual service to the requisite service period. As to the remaining shares, if Mr. Hutchinson retires, dies or becomes disabled prior to the end of the normal vesting period, then a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. Restricted stock awards also vest fully on a change in control.

(h) Market value of shares of stock that have not vested is based on the December 29, 2006 closing market price for a share of our common stock which was $70.47.

Options Exercised and Stock Vested for 2006

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
James L. Ziemer	106,344	$5,338,721	—	$—
Thomas E. Bergmann	—	$—	—	$—
James M. Brostowitz	59,215	$1,513,439	—	$—
James A. McCaslin	99,183	$2,832,381	—	$—
Gail A. Lione	91,072	$3,649,064	—	$—
Ronald M. Hutchinson	—	$—	—	$—

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
James L. Ziemer	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Payment in lieu of life insurance on retirement	31.0 31.0	$ 772,000 $4,498,000 $1,051,000	$ $ $	— — —
Thomas E. Bergmann	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Payment in lieu of life insurance on retirement	0.6 0.6	$ 6,000 $ 7,000 $ 218,000	$ $ $	— — —
James M. Brostowitz	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Payment in lieu of life insurance on retirement	18.5 18.5	$ 409,000 $ 765,000 $ 331,000	$ $ $	— — —
James A. McCaslin	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Supplemental Executive Plan Payment in lieu of life insurance on retirement	14.0 14.0	$ 384,000 $1,777,000 $2,045,000 $ 650,000	$ $ $ $	— — — —
Gail A. Lione	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Payment in lieu of life insurance on retirement	8.9 8.9	$ 242,000 $ 637,000 $ 454,000	$ $ $	— — —
Ronald M. Hutchinson	Retirement Annuity Plan for Salaried Employees of Harley-Davidson Restoration Plan Payment in lieu of life insurance on retirement	25.6 25.6	$ 766,000 $1,484,000 $ 487,000	$ $ $	— — —

We maintain the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan (“Salaried Pension Plan”). Under the Salaried Pension Plan, our salaried employees (excluding employees of HDFS and certain other subsidiaries), including Messrs. Bergmann and Brostowitz, Ms. Lione, Mr. McCaslin and Mr. Ziemer, are generally eligible to retire with unreduced benefits at age 62 or later.

Benefits are based upon monthly “final average earnings” as defined in the Salaried Pension Plan. Prior to December 31, 1994, the monthly benefit is the difference between 1.6% of the final average earnings and 0.9% of the primary monthly Social Security benefit multiplied by years of service. On and after December 31, 1994, the revised benefit is 1.2% of the final average earnings plus 0.4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service. The benefit of a person with service on or after December 31, 1994 is the greater of his or her benefit determined using the revised formula for all service or the sum of his or her benefit under the former formula for service through December 31, 1994 and his or her benefit under the revised formula for service after that date.

For each NEO, final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary, bonus and non-equity incentive compensation as shown in the Summary Compensation Table) paid over five consecutive calendar years within the last ten years of service prior to the participant’s retirement or other date of termination.

Vesting under the Salaried Pension Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of five years of service will receive an actuarially reduced benefit under the Salaried Pension Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Salaried Pension Plan.

We have adopted the Pension Benefit Restoration Plan (the “Restoration Plan”) pursuant to which we will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Salaried Pension Plan. Approximately 111 employees participate in the Restoration Plan. An executive may elect payment in an optional form, including a single lump sum payment in lieu of periodic payments of the Restoration Plan benefit.

We have Supplemental Executive Retirement Plan Agreements with Messrs. McCaslin and Ziemer. There are two additional executives who are not executive officers who have Supplemental Agreements. At this time, we do not expect to enter into any additional Supplemental Agreements. Under the Supplemental Agreements for Messrs. McCaslin and Ziemer, a participant who retires at or after age 55 with 15 years of service is entitled to a yearly retirement benefit payment equal to, for retirement at age 55, 35% of the executive’s annualized final average earnings increasing in equal increments to 50% of annualized final average earnings for retirement on or after age 62, reduced by the amount of any pension payable under the Salaried Pension Plan, by the amount of benefits under the Restoration Plan and by any other of our defined benefit retirement programs. An executive may elect payment in an optional form, including a single sum payment in lieu of periodic payments of the Supplemental Agreement benefits. In light of their tenure, these Supplemental Agreements provide limited additional benefits to Mr. McCaslin and Mr. Ziemer.

Certain executives, including Messrs. Bergmann and Brostowitz, Ms. Lione, Mr. McCaslin and Mr. Ziemer, are entitled to receive a lump sum payment equal to one year’s salary plus applicable taxes upon retirement at or after age 55. We have adopted this defined benefit in lieu of providing post-retirement life insurance.

Nonqualified Deferred Compensation

Name (a)		Executive Contribution in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FY ($) (f)
James L. Ziemer	2005 Plan 2004 and Prior Plan	$100,000	$25,824	$ $	17,949 142,660		$ $	244,959 1,521,270
	Total	$100,000	$25,824		$160,609			$1,766,229
Thomas E. Bergmann	2005 Plan	$18,000	—		$1,217			$19,217
James M. Brostowitz	2005 Plan 2004 and Prior Plan	$10,000	$7,899	$ $	7,086 52,842		$ $	59,767 746,426
	Total	$10,000	$7,899		$59,927			$806,193
James A. McCaslin	2005 Plan 2004 and Prior Plan		$20,737	$ $	56,984 328,827		$ $	320,247 1,827,603
	Total	—	$20,737		$385,811			$2,147,850
Gail A. Lione	2005 Plan 2004 and Prior Plan	$50,000	$11,738	$ $	19,948 66,730		$ $	205,103 738,420
	Total	$50,000	$11,738		$86,678			$943,523
Ronald M. Hutchinson	2005 Plan 2004 and Prior Plan	$50,000	$8,288	$ $	50,871 245,073		$ $	337,088 1,579,988
	Total	$50,000	$8,288		$295,944			$1,917,076

(a) We have two deferred compensation plans, the “2005 Plan” and the “2004 and Prior Plan.” In 2005, we created the “2005 Plan” based on regulatory changes which require companies to separate elections to defer annual bonus (STIP) pay from the election to defer regular pay. The “2004 and Prior Plan” remains in existence. However, there are no further deferrals under this plan after December 31, 2004.

(b) Deferred compensation represents compensation earned by the named executive officers which they elected to defer. The executive contribution is therefore already reflected in the executive officers’ salary or non-equity incentive plan compensation as reported in the summary compensation table.

(c) The company matches up to 50 percent of employee deferred compensation contributions on the first six percent of cash compensation (salary and non-equity incentive plan pay) that is deferred. Matching contributions made in the current year relate to employee contributions for the previous year.

(d)(f) Executives have the option of allocating their deferred compensation balances across several different independent third-party investment vehicles. In addition, certain executives have amounts invested in an option that provides returns that are indexed to the Moody’s long term bond rate (this option is closed to new contributions).

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under our two Deferred Compensation Plans;

•	unused vacation pay; and

•	amounts accrued and vested through our 401(k) savings plan and Pension Plans.

Change in Control Table

We have entered into a Transition Agreement with each NEO. The Transition Agreement provides that, in the event of termination of the NEO’s employment for any reason (other than death) within two years after a change in control, the NEO will receive a cash payment and certain other benefits. Without limitation, the NEO may terminate his or her own employment for any reason or no reason. We describe the Transition Agreement more fully in the section “Compensation Discussion and Analysis—Transition Agreements” on page 39. That section also outlines the definition of a change in control under the Transition Agreements.

Our incentive stock plans also contain provisions that apply if there is a change in control. All restricted stock awards and option grants that are unvested become fully vested upon a change in control.

The table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive. The amounts shown assume that such change in control and termination were both effective as of December 29, 2006. The actual amounts to be paid can only be determined at the time of a change in control or executive’s termination. These amounts are in addition to amounts that a NEO would be entitled to receive under our pension plans as well as vested amounts of deferred compensation that are fully disclosed for each NEO in the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

Benefit	James L. Ziemer	Thomas E. Bergmann	James M. Brostowitz	James A. McCaslin	Gail A. Lione	Ronald M. Hutchinson
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	$5,023,652	$2,127,231	$1,769,139	$3,369,357	$2,195,001	$1,869,321
Interrupted Bonus (b)	$824,551	$259,077	$154,096	$326,445	$247,600	$162,698
Retirement Benefits
DB Plan	$590,000	$—	$—	$190,000	$99,000	$57,000
Payment in lieu of retiree life	$385,000	$—	$—	$161,000	$155,000	$71,000
Retiree Medical	$—	$—	$—	$—	$—	$—
Total	$975,000	$—	$—	$351,000	$254,000	$128,000
Other Benefits (c)
Health & Welfare	$140,817	$84,974	$69,599	$74,993	$85,645	$78,326
Outplacement	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000
Perquisites	$88,800	$60,900	$60,900	$88,800	$60,900	$60,900
Tax Gross-Ups	$—	$1,252,231	$—	$—	$1,333,050	$—
Total	$259,617	$1,428,105	$160,499	$193,793	$1,509,595	$169,226
Total	$7,082,820	$3,814,413	$2,083,734	$4,240,595	$4,206,198	$2,329,245
EARNED COMPENSATION (payment not contingent on termination)
Equity (d)
Restricted Stock	$2,623,387	$704,700	$331,914	$536,911	$1,832,009	$1,754,069
Unexercisable Options	$3,348,220	$479,250	$682,804	$1,102,499	$865,480	$697,236
Total	$5,971,607	$1,183,950	$1,014,718	$1,639,409	$2,697,489	$2,451,305
Vested Deferred Compensation	$—	$—	$—	$—	$—	$—
Total	$5,971,607	$1,183,960	$1,014,718	$1,839,409	$2,897,489	$2,451,305
Grand Total	$13,054,427	$4,996,363	$3,098,452	$5,850,005	$8,903,685	$4,780,550

Footnotes to Change in Control Table

(a) For each NEO, reflects the product of three times the sum of the NEO’s highest annual base pay, plus the NEO’s highest annual bonus paid or accrued, in the preceding 5 years.

(b) For each NEO, reflects the higher of the NEO’s target bonus for 2006 or the actual bonus earned in 2005 on the assumption that the actual bonus for 2006 would not have been determined had the change of control occurred December 29, 2006.

(c) Pursuant to our Transition Agreements, upon a termination following a change in control (other than due to death) an NEO is entitled to receive three years of continued coverage in our health and welfare benefit programs, three years of outplacement services, three years of annual perquisite payments based upon the amount of those payments per year for the NEO and to the extent that the NEO would have an obligation to pay excise taxes under Section 280G of the Internal Revenue Code the amount needed to gross up such payments to offset the excise tax and the receipt of the gross up payment. We estimated the amounts in the table relating to continued coverage in our health and welfare benefit programs and outplacement services.

(d) For each NEO, reflects the value of restricted stock and unvested options awards that become vested upon a change in control regardless of whether the executive’s employment is actually terminated. The definition of change in control under our stock plans is essentially the same as in the Transition Agreements. We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the NEO would be required to pay upon exercise of those stock options. The value of the unvested shares of restricted stock held by each NEO was calculated based upon the aggregate market value of such shares. We used a price of $70.47 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 29, 2006, as reported by the New York Stock Exchange.

Severance Arrangements

We have entered into a Severance Benefits Agreement with each NEO. The Severance Benefits Agreement provides that if we terminate an NEO’s employment at any time, then the NEO is entitled to receive certain benefits, unless we terminate the NEO for cause or in connection with the NEO’s death or disability. Within 30 days of termination, the NEO would be entitled to receive a lump sum payment equal to the executive’s annual base salary.

In addition, the NEO would be entitled to receive medical, dental and death benefits on the same terms as the plans are made available to employees generally for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. We are also required to maintain and pay the premiums on any split-dollar life insurance policy on the NEO for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. The amounts shown in the table below reflect the cost of providing the medical, dental and vision coverage and the imputed income associated with the provision of the continuation of company provided death benefits.

The Severance Benefits Agreement provides that the NEO is also entitled to benefits to which he or she is entitled under our stock, 401(k), compensation, pension or deferred compensation plans.

The table below presents estimates of the amounts of compensation payable to each NEO under the Severance Benefits Agreement upon a termination of the executive absent a change in control for any reason other than cause, death or disability. The amounts shown assume that such termination was effective as of December 29, 2006. The actual amounts to be paid can only be determined at the time of the executive’s termination.

Executive Benefits Upon Termination Absent a Change in Control	James L. Ziemer	Thomas E. Bergmann	James M. Brostowitz	James A. McCaslin	Gail A. Lione	Ronald M. Hutchinson
Cash Severance	$824,551	$450,000	$290,645	$466,350	$353,715	$325,396
Other Benefits
Health and Welfare	$13,356	$13,356	$13,356	$13,356	$13,356	$13,356
Death Benefits	$7,617	$1,142	$2,266	$5,277	$4,548	$4,485
Total	$845,524	$464,498	$306,267	$484,983	$371,619	$343,237

To receive the severance benefits described above, the NEO must execute a general release of claims against the company.

Vesting of Restricted Stock

We have awarded restricted stock to NEOs, and NEOs earn these shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, this also applies if the NEO terminates employment (for reasons other than death, disability, cause or accepting other full-time employment) on or after age 62, on or after age 55 if the NEO has completed five years of service, or with the consent of the HR Committee. In addition, other awards vest fully if we terminate the NEO other than for cause. In general, “cause” means conviction of or plea of no contest to a felony, willful misconduct that is materially and demonstrably detrimental to the company, willful refusal to perform duties consistent with the NEO’s office, position or status with the company or other conduct or inaction that the HR Committee determines constitutes cause. As we disclose in the Change in Control Table, restricted stock awards also vest fully on a change in control.

The following table reflects, for each NEO, the value of restricted stock awards that become vested upon a termination of the NEO’s employment for each of the reasons indicated in the table. The value is based upon the aggregate market value of the shares that would vest in each instance. We used a price of $70.47 per share to determine market value, which was the closing price of our common stock on December 29, 2006, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the NEO’s Severance Benefits Agreement.

Named Executive Officer	Retirement	Death or Disability	Termination by Company*
James L. Ziemer	$772,558	$772,558	0
Thomas E. Bergmann	n/a	$146,813	0
James M. Brostowitz	n/a	$103,353	0
James A. McCaslin	$167,033	$167,033	0
Gail A. Lione	$131,466	$675,338	$1,409,400
Ronald M. Hutchinson	$106,593	$451,113	$1,409,400

*	While terms for certain awards provide that the individual will forfeit any shares that are not vested if we terminate the individual, upon such a termination the individual could elect to treat the termination as a qualified retirement if he or she were eligible. Mr. Bergmann and Mr. Brostowitz had not met the minimum qualifications for retirement of age 55 and 5 or more years of service as of December 29, 2006. The awards that vest fully if we terminate the NEO other than for cause are special awards that vest in full after three or five years. There is no pro rata vesting based on performance or due to retirement. As a result, the awards give the NEO a strong incentive to remain with the company.

Payments Made Upon Death or Disability

If a NEO dies or becomes disabled while he or she is employed, in addition to the benefits to which we refer immediately following the heading “Payments Made Upon Termination” above and the amounts we disclose above relating to restricted stock awards, the NEO will receive benefits under our disability plan or payments under our death benefits, as appropriate. Our death benefits provide that each NEO is entitled to a payment in the amount of three times the NEO’s annual base pay at the time of death.

Under our Transition Agreement, if the NEO’s employment terminates due to death within two years following a change in control, the NEO’s beneficiaries will receive benefits under our employee benefit programs for one year. All other payments under the Transition Agreement following the change in control will cease to accrue after the NEO’s death.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)	Total (h)
Barry K. Allen	$105,000	$50,825	$—	$—	$—	$—	$155,825
Richard I. Beattie	$105,000	$50,825	$—	$—	$—	$—	$155,825
Jeffrey L. Bleustein	$125,000	$50,825	$—	$—	$—	$—	$175,825
George H. Conrades	$105,000	$50,825	$—	$—	$—	$—	$155,825
Judson C. Green	$105,000	$50,825	$—	$—	$—	$—	$155,825
Donald A. James	$100,000	$50,825	$—	$—	$—	$—	$150,825
Sara L. Levinson	$100,000	$50,825	$—	$—	$—	$—	$150,825
George L. Miles, Jr.	$105,000	$50,825	$—	$—	$—	$—	$155,825
James A. Norling	$110,000	$50,825	$—	$—	$—	$—	$160,825

(b) Directors have the option of receiving all or a portion of their fees in the form of our common stock. In August 2002, the Board of Directors approved stock ownership guidelines which the Board revised in August 2004 and more recently in February 2006. The guidelines stipulate that all directors must hold 5,000 shares of our common stock. Each director has until the later of January 2008 or five years from the date he or she is elected a director to accumulate the appropriate number of shares. In addition, the most recent revisions to the guidelines provide that, until the applicable guideline is achieved, the director must receive at least 50% of his or her fees in the form of stock. The following table shows the portion of fees received at the election of the director in the form of our common stock. The annual compensation cost and grant date fair value of stock awards has been calculated pursuant to SFAS No. 123R.

Barry K. Allen	$52,500
Richard I. Beattie	$52,500
George H. Conrades	$105,000
Judson C. Green	$105,000
Donald A. James	$100,000
Sara L. Levinson	$50,000
George L. Miles, Jr.	$52,500

(c) Directors receive an annual grant of share units, each representing the value of one share of our common stock. The payment of share units is deferred until a director ceases to serve as a director, and share units are payable at that time in actual shares of stock. The annual compensation cost and grant date fair value of stock unit awards has been calculated pursuant to SFAS No. 123R.

(d) Non-employee directors received annual option grants during the years 1998 – 2002. The options were granted with prices equal to the market value of our common stock on the date of grant and vested immediately. The following directors have option awards outstanding:

Options
Barry K. Allen	5,500
Richard I. Beattie	5,500
George H. Conrades	1,800
Donald A. James	5,500
Sara L. Levinson	5,500
James A. Norling	5,500

Narrative to Director Compensation Table

Directors who are not employees receive an annual retainer fee of $100,000. In fiscal 2006, Mr. Bleustein received an additional $25,000 for his service as the Chairman of the Board. For serving as the chairperson of the Audit Committee, a non-employee director receives an additional annual retainer of $10,000. For serving as the chairperson of the HR or Nominating Committees, a non-employee director receives an additional annual retainer fee of $5,000. Members of the Audit Committee, other than the chairperson, receive an additional $5,000 annual retainer fee in recognition of Audit Committee service. Directors who are our employees (currently Mr. Ziemer) do not receive any special compensation for their services as directors.

Pursuant to our Director Stock Plan, as amended, a non-employee director may elect to receive 0%, 50%, or 100% of the annual retainer fee to be paid in each calendar year in the form of shares of our common stock based upon the fair market value of common stock at the time of our annual meeting of shareholders. Directors must receive a minimum of 50% of their annual retainer in common stock until the director reaches the stock ownership level that our stock ownership guidelines prescribe. In addition, non-employee directors receive an annual grant of share units, each representing the value of one share of our common stock, and in 2006, the size of that grant was 1,000 share units.

Directors may choose to defer the receipt of their annual retainer fees payable in cash or shares of common stock. Deferrals of fees payable in shares of common stock will be credited to a share account, will be treated as if invested in common stock, and ultimately will be paid in common stock. Deferrals of fees payable in cash will be credited to a cash account and will earn a return based on investment options that we make available to the director and that the director selects. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of common stock. A director will receive his or her deferred compensation following cessation of his or her service on the Board in compliance with recent rule changes regarding deferred compensation plans.

In addition, we provide to non-employee directors a clothing allowance of $1,500 to purchase Harley-Davidson® MotorClothes® apparel and accessories, along with a discount on our products that is the same discount available to all U.S. employees of the Motor Company. We may also provide a director with the use of a motorcycle where doing so may further our business objectives.

HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The HR Committee has reviewed and discussed with management the CD&A that appears in this Proxy Statement. Based on such review and discussions, the HR Committee recommended to the Board that we include the CD&A in this Proxy Statement.

2006 Human Resources Committee of the Board of Directors

Barry K. Allen

George H. Conrades, Chairperson

Sara L. Levinson

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Board has empowered the Nominating Committee to continuously review our corporate governance practices and to make recommendations to the Board. The Nominating Committee regularly reviews our Corporate Governance Policy, encourages the continuing education of Board members, provides Board members with access to senior management and defines each Board member’s responsibility to attend meetings and review all pre-meeting materials. We have in effect the Conflict of Interest Process for Directors and Executive Officers that the Nominating Committee has approved.

We have a Code of Business Conduct that applies to all of our employees (including FLG) as well as the Board members. Our General Counsel regularly reports to the Nominating Committee on matters related to the Code of Business Conduct.

The Code of Business Conduct, the Conflict of Interest Process for Directors and Executive Officers, the Corporate Governance Policy and each of the three committee Charters appear on the Corporate Governance page of our website at http://www.harley-davidson.com. In addition, the Corporate Governance page of our website contains information about how our stakeholders can contact Board members if they have questions or issues of concern for the Board. We are not including the information available through our website as a part of this Proxy Statement.

As set forth in its Charter, the Nominating Committee leads the Board in an annual review of the performance of the Board and the Board’s committees. In addition, the Nominating Committee reviews and approves the CEO’s performance and compensation, as recommended by the Human Resources Committee. The Nominating Committee also works with the CEO on succession planning.

In 2006, the Nominating Committee devoted a significant amount of time to long term strategic planning for our Board. As part of this strategic planning, the Nominating Committee reviewed benchmarked data regarding the size of the Board and analyzed the qualifications and experience of its current members and the qualifications and experience it will seek in future board members.

Annually, the Nominating Committee reviews the independence of each director and examines all relationships, if any, a director has with the company to determine if that relationship is material.

The Nominating Committee has determined that three directors are not independent and has reviewed the very limited business relationships that two other directors have with the company. We disclose these relationships in the “Certain Transactions” section on page 25. All members of the Nominating Committee are independent in accordance with the requirements of New York Stock Exchange rules.

2006 Nominating and Corporate Governance Committee of the Board of Directors

Barry K. Allen, Chairperson

Richard I. Beattie

George H. Conrades

Judson C. Green

Sara L. Levinson

George L. Miles, Jr.

James A. Norling

AUDIT COMMITTEE REPORT

The Audit Committee of the Board reviews the company’s financial reporting process, the audit process and the process for monitoring compliance with laws and regulations. The Audit Committee is comprised of four members, two of whom (Messrs. Green and Miles) the Board has determined to be audit committee financial experts within the meaning of SEC rules, and all of the Audit Committee members are independent in accordance with the audit committee requirements of New York Stock Exchange rules.

In December 2002, the Board approved and adopted the Financial Code of Ethics, which has been signed by the following: the company’s CEO, its CFO, certain other employees in the finance, accounting and internal audit department as well as other employees who work in areas that support the financial reporting processes and the corporate internal audit function and members of the company’s Disclosure Committee.

The company’s internal audit function continues to perform an essential role in the company’s efforts to comply with the Sarbanes-Oxley Act of 2002, as well as other compliance matters. The head of the internal audit function reports directly to the Audit Committee and the company’s CFO. The Audit Committee Charter specifically provides that the head of the internal audit function is ultimately accountable to the Board and the Audit Committee and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the head of the internal audit function.

In addition, the Audit Committee Charter provides that the independent auditors are ultimately accountable to the Board and the Audit Committee. The Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the independent registered public accounting firm, though the Audit Committee will seek shareholder ratification of its choice of independent auditors at the company’s annual meeting of shareholders. In 2006, the Audit Committee discussed the following with the company’s independent registered public accounting firm: (i) their independence from management and the company and the matters included in the written disclosures required by the Independence Standards Board; (ii) the overall scope and plans for their respective audits including the adequacy of staffing and compensation; and (iii) the adequacy and effectiveness of the accounting and financial controls, including the company’s system to monitor and manage business risk, and legal and regulatory compliance programs.

In December 2006, the Audit Committee reviewed and reassessed the adequacy of the Audit Committee Charter and recommended proposed changes to the Board for approval, which the Board approved in December 2006.

The Audit Committee has reviewed and discussed with management its assessment of the effectiveness of the company’s internal control system over financial reporting as of December 31, 2006. Management has concluded that the internal control system was effective. This assessment was also audited by Ernst & Young LLP, the company’s independent registered public accounting firm for the 2006 fiscal year. The audited financial statements of the company for the 2006 fiscal year were also reviewed and discussed with management as well as with representatives of Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, other professional standards and regulatory requirements currently in effect. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, as currently in effect, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements for the 2006 fiscal year be included in the company’s Annual Report on Form 10-K for the 2006 fiscal year for filing with the SEC.

2006 Audit Committee of the Board of Directors

Richard I. Beattie

Judson C. Green

George L. Miles, Jr.

James A. Norling, Chairperson

SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal at the 2008 annual meeting of shareholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 under the Securities Exchange Act of 1934, then the shareholder must ensure that we receive the proposal by November 26, 2007.

A shareholder who otherwise intends to present business at the 2008 annual meeting of shareholders must comply with the requirements set forth in our Articles of Incorporation. Our Articles of Incorporation state that a shareholder must give written notice to our Secretary in advance of the 2008 annual meeting that complies with the Articles of Incorporation. To give that notice, a shareholder must comply with the terms and time periods of our Articles of Incorporation. Our Articles of Incorporation state that a shareholder must give written notice that complies with the Articles of Incorporation to our Secretary not less than 60 days before the date in 2008 corresponding to the date we released this Proxy Statement to our shareholders. Since we anticipate mailing this Proxy Statement on March 26, 2007, we must receive notice of a proposal for shareholders to consider at the 2008 annual meeting of shareholders that a shareholder submits other than pursuant to Rule 14a-8 no later than January 25, 2008.

If we receive the notice after January 25, 2008, then we will consider the notice untimely and we will not have an obligation to present the proposal at the 2008 annual meeting of shareholders. If the Board chooses to present a proposal that a shareholder submits other than under Rule 14a-8 at the 2008 annual meeting of shareholders, then the persons named in the proxies that the Board requests for the 2007 annual meeting of shareholders may exercise discretionary voting power with respect to the proposal.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Rules of the SEC permit us to use a method of delivery that people often refer to as “householding.” Householding permits us to mail a single set of proxy materials to any household where two or more different shareholders reside and are members of the same household or in which one shareholder has multiple accounts. We did not household materials for the Annual Meeting. If we household materials for future meetings, then we may send only one copy of our annual report and proxy statement to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. In addition, certain intermediaries (i.e., brokers, banks or other nominees) have notified us that they will household proxy materials for the Annual Meeting. For voting purposes, these materials will include a separate proxy card for each account at the shared address. We will deliver promptly, if you request orally or in writing, a separate copy of the Annual Report and Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, then you may contact our Investor Relations Department (a) by mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) by telephone at 877-HDSTOCK (toll-free) or (c) by e-mail at investor.relations@harley-davidson.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy by contacting us as we indicate above, or by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors,

Harley-Davidson, Inc.

Gail A. Lione

Secretary

Milwaukee, Wisconsin

March 26, 2007

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 28, 2007.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Ú  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Barry K. Allen	☐	☐	02 - Richard I. Beattie	☐	☐	03 - Judson C. Green	☐	☐

	For	Against	Abstain

2. Ratification of selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.		I Consent
	Until contrary notice to the Corporation, I consent to access all future notices of annual meetings, proxy statements and annual reports issued by the Corporation over the Internet. SEE REVERSE FOR DETAILS.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X	+

00OV3B

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 28, 2007 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints James L. Ziemer and Thomas E. Bergmann and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on March 5, 2007 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 28, 2007 and at any adjournment or postponement of the meeting (the “Meeting”).

Without limiting the generality of this Proxy Card, Messrs. Ziemer and Bergmann are each authorized to vote:

(a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and

(b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (i) the nominees as directors (Proposal 1) and (ii) the ratification of the selection of Ernst & Young LLP - independent registered public accounting firm, as auditors (Proposal 2).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

PLEASE VOTE USING THE TELEPHONE OR VIA THE INTERNET OR, TO VOTE BY MAIL, MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

Harley-Davidson, Inc. (the “Corporation”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, on the Internet. If you give your consent to access these documents on the Internet, the Corporation will advise you when these documents become available on the Internet. Providing these documents on the Internet will reduce the Corporation’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Corporation that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the appropriate box located on the reverse of this Proxy Card.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Barry K. Allen	☐	☐	02 - Richard I. Beattie	☐	☐	03 - Judson C. Green	☐	☐

	For	Against	Abstain

2. Ratification of selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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■	1 U P X	+

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Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 28, 2007 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints James L. Ziemer and Thomas E. Bergmann and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on March 5, 2007 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 28, 2007 and at any adjournment or postponement of the meeting (the “Meeting”).

Without limiting the generality of this Proxy Card, Messrs. Ziemer and Bergmann are each authorized to vote:

(a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and

(b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (i) the nominees as directors (Proposal 1) and (ii) the ratification of the selection of Ernst & Young LLP - independent registered public accounting firm, as auditors (Proposal 2).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

PLEASE VOTE BY MAIL, MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.